                                                                  File No. 69-78
                                                                           -----
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM U-3A-2

              Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility
                           Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                         MINNESOTA POWER & LIGHT COMPANY
                         -------------------------------
                                (Name of company)

hereby files with the Securities Exchange Commission pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

         1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

                                            State of
Name                                        Organization        Location               Nature of Business
----                                        ------------        --------               ------------------

Minnesota Power & Light Company             Minnesota           Duluth, MN             Electric Utility

Superior Water, Light and Power             Wisconsin           Superior, WI           Electric, Gas and
   Company <F1>                                                                         Water Utility

Energy Land, Incorporated <F1><F2><F3>      Wisconsin           Duluth, MN             Inactive

Capital Re Corporation <F4>                 Delaware            New York, NY           Financial Guaranty
                                                                                        Reinsurance and
                                                                                        Insurance

RendField Land Company, Inc. <F1><F2><F3>   Minnesota           Duluth, MN             Land Holding

UtilEquip, Incorporated <F2><F3><F5><F28>   Minnesota           Duluth, MN             Inactive

Minnesota Power Enterprises,                Minnesota           Duluth, MN             Product and Marketing
   Inc. <F1>                                                                            Coordination

Rainy River Energy Corporation <F2><F3><F6> Minnesota           Duluth, MN             Contract Services

Synertec, Incorporated <F2><F3><F6>         Minnesota           Duluth, MN             Contract Services

Minnesota Pulp, Incorporated <F2><F3><F18>  Minnesota           Duluth, MN             Dissolved

Minnesota Pulp II, Incorporated             Minnesota           Duluth, MN             Dissolved
  <F2><F3><F18>

Lakeview Financial Corporation I            Minnesota           Duluth, MN             Inactive
  <F1><F2><F3>

Lakeview Financial Corporation II           Minnesota           Duluth, MN             Inactive
  <F1><F2><F3>

                                      -1-


Upper Minnesota Properties,                 Minnesota           Duluth, MN             Affordable Housing
 Inc. <F2><F3><F6>                                                                      Projects and Economic
                                                                                        Development

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Affordable Housing
 Meadowlands, Inc. <F2><F3><F9>                                                         Project

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Affordable Housing
 Irving, Inc. <F2><F3><F9>                                                              Project

Upper Minnesota Properties-                 Minnesota           Duluth, MN             Economic Development
 Development, Inc. <F2><F3><F9>

BNI Coal, Ltd. <F6>                         North Dakota        Bismarck, ND           Coal Mining

MP Affiliate Resources, Inc. <F2><F3><F6>   Minnesota           Duluth, MN             Administrative
                                                                                        Operations

Minnesota Power Services Group,             Minnesota           Duluth, MN             Product Development
 Inc. <F2><F3><F6>

Electric Outlet, Inc. <F2><F3><F8>          Minnesota           Duluth, MN             Retailer

Minnesota Power Telecom,                    Minnesota           Duluth, MN             Fiberoptic
 Inc. <F2><F3><F6>                                                                      Communications

MP Real Estate Holdings, Inc. <F1><F2>      Minnesota           Duluth, MN             Real Estate

MP&L Capital I <F1><F2>                     Minnesota           Duluth, MN             Trust

PCUC Acquisition Sub, Inc. <F1><F2><F3>     Minnesota           Duluth, MN             Inactive

MP Water Resources Group,                   Minnesota           Orlando, FL            Water and Wastewater
 Inc. <F1>

Fibercore, Incorporated <F1><F2><F3><F28>   Minnesota           Duluth, MN             Inactive

Heater Utilities, Inc. <F10><F12>           South Carolina      Cary, NC               Water and Wastewater
                                                                                        Treatment Utility

LaGrange Waterworks Corporation             North Carolina      Fayetteville, NC       Water Utility
<F2><F3><F11>

Brookwood Water Corporation <F2><F3><F11>   North Carolina      Fayetteville, NC       Water Utility

Upstate Heater Utilities, Inc.              South Carolina      Anderson, SC           Water Utility
<F2><F3><F11>

Florida Water Services                      Florida             Orlando, FL            Water and Wastewater
  Corporation <F10>                                                                     Treatment Utility

Florida Gas Services Corporation            Florida             Orlando, FL            Liquefied Propane Gas
<F2><F3><F10>                                                                           Distributor

Instrumentation Services, Inc.              Florida             Orlando, FL            Predictive Maintenance
<F2><F3><F10>                                                                           Services

                                      -2-


Predictive Maintenance and                  North Carolina      Orlando, FL            Inactive
  Operational Services, Inc. <F2><F3><F13>

U.S. Maintenance and Management             Florida             Orlando, FL            Full Maintenance
  Services Corporation <F2><F3><F10>                                                    Services

Americas' Water Services                    Florida             Orlando, FL            Contract Operations
 Corporation <F2><F3><F10>                                                              Services

Florida Water Consumer Products             Florida             Orlando, FL            Residential Water
  Corporation <F2><F3><F10>                                                             Products and Services

Lehigh Acquisition Corporation <F7>         Delaware            Lehigh Acres, FL       Subdivider, Developer

Lehigh Corporation <F14><F17>               Florida             Lehigh Acres, FL       Subdivider, Developer

Lehigh Land & Investment, Inc.              Florida             Lehigh Acres, FL       Inactive
<F2><F3><F16>

Cliffside Properties, Inc. <F2><F3><F16>    California          Lehigh Acres, FL       Inactive

Palm Coast Holdings, Inc. <F16>             Florida             Palm Coast, FL         Subdivider, Developer

Sugarmill Woods Communities, Inc.           Florida             Homosassa, FL          Subdivider, Developer
<F2><F3><F16>

Enterprise Lehigh, Inc. <F2><F3><F16>       Florida             Lehigh Acres, FL       Subdivider, Developer

Interlachen Lakes Estates, Inc.             Florida             Interlachen, FL        Subdivider, Developer
<F2><F3><F14>

Sundowner Properties, Inc. <F2><F3><F14>    Pennsylvania        Williston, FL          Subdivider, Developer

SRC of Florida, Inc. <F2><F3><F14><F15>     Florida             Lehigh Acres, FL       Subdivider, Developer

MP Automotive Services, Inc. <F1>           Minnesota           Duluth, MN             Automotive Services

ADESA Houston, Inc. <F2><F3><F19>           Texas               Houston, TX            Vehicle Auction

ADESA San Antonio, Inc. <F2><F3><F19>       Texas               San Antonio, TX        Vehicle Auction

ADESA Corporation <F19><F25>                Indiana             Indianapolis, IN       Vehicle Auction -
                                                                                        Corporate Operation

ADESA Southern Indiana, Inc. <F2><F3><F25>  Indiana             Columbus, IN           Vehicle Auction

A.D.E. of Birmingham, Inc. <F3><F20>        Alabama             Moody, AL              Vehicle Auction

ADESA Ohio, Inc. <F2><F3><F20>              Ohio                Cleveland, OH          Vehicle Auction
                                                                Franklin, OH

Auto Dealers Exchange of                    Tennessee           Memphis, TN            Vehicle Auction
   Memphis, Inc. <F2><F3><F20>

A.D.E. of Lexington, Inc. <F3><F20>         Kentucky            Lexington, KY          Vehicle Auction

                                      -3-



Auto Dealers Exchange of                    Massachusetts       Framingham, MA         Vehicle Auction
 Concord, Inc. <F3><F20>

Greater Buffalo Auto Auction, Inc.          New York            Akron, NY              Vehicle Auction
<F3><F20>

ADESA Indianapolis, Inc. <F2><F20><F26>     Indiana             Plainfield, IN         Vehicle Auction

Great Rigs Incorporated <F2><F3><F25><F26>  Indiana             Moody, AL              Vehicle Transport

ADESA Funding Corporation <F2><F3><F20>     Indiana             Indianapolis, IN       Inactive

A.D.E. Management Company <F2><F20>         Indiana             Indianapolis, IN       Vehicle Auction
                                                                                        Management Company

A.D.E. of Jacksonville, Inc. <F2><F24>      Florida             Jacksonville, FL       Vehicle Auction

A.D.E. of Knoxville, Inc. <F2><F3><F20>     Tennessee           Knoxville, TN          Vehicle Auction

ADESA Charlotte, Inc. <F2><F3><F20>         North Carolina      Charlotte, NC          Vehicle Auction

ADESA Texas, Inc. <F2><F20>                 Texas               Austin, TX             Vehicle Auction
                                                                Dallas, TX

Auto Banc Corporation <F2><F20>             New Jersey          Manville, NJ           Wholesale Vehicle
                                                                                        Redistributor

ADESA New Jersey, Inc. <F2><F20>            New Jersey          Manville, NJ           Vehicle Auction

ADESA Wisconsin, Inc. <F2><F3><F20>         Wisconsin           Portage, WI            Vehicle Auction

ADESA Sacramento, Inc. <F2><F3><F20>        California          Sacramento, CA         Vehicle Auction

ADESA Pennsylvania, Inc.                    Pennsylvania        Pittsburgh, PA         Vehicle Auction
<F2><F3><F20>

Automotive Finance Corporation <F19>        Indiana             Indianapolis, IN       Financial Services

AFC Funding Corporation <F23>               Indiana             Indianapolis, IN       Financial Services

ADESA Canada, Inc. <F2><F3><F21>            Quebec              Vars, Ontario,         Vehicle Auction
                                                                Canada                  Corporate Operations

ADESA Montreal, Inc. <F3><F22>              Quebec              St. Eustache,          Vehicle Auction
                                                                Quebec, Canada

3095-1115 Quebec Inc. <F2><F3><F22>         Quebec              St. Eustache,          Inactive
                                                                Quebec, Canada

ADESA Halifax, Inc. <F2><F3><F22>           Nova Scotia         Lr. Sackville,         Vehicle Auction
                                                                Nova Scotia,
                                                                Canada

Professional Auto Remarketing               Ontario             Vars, Ontario,         Vehicle Remarketing
Canada, Inc. <F2><F3><F22>                                      Canada

                                      -4-



ADESA Moncton, Inc. <F2><F3><F22>           New Brunswick       Moncton, New           Vehicle Auction
                                                                Brunswick, Canada

ADESA Ottawa, Inc. <F2><F3><F22>            Ontario             Vars, Ontario,         Vehicle Auction
                                                                Canada

ADESA Remarketing Services, Inc.            Ontario             Vars, Ontario,         Vehicle Remarketing
<F2><F3><F27>                                                   Canada




Footnotes

<F1>    Subsidiary of Minnesota Power & Light Company.

<F2>    Contributed less than 1 percent of consolidated net income for the year ended December 31, 1997.

<F3>    Consisted  of less than 1 percent of  consolidated  assets at December 31, 1997.

<F4>    Minnesota Power & Light Company has a 21 percent  ownership  interest in
        Capital Re Corporation (Capital Re). Capital Re is an investment accounted for by the equity method.

<F5>    Subsidiary of RendField Land Company, Inc.

<F6>    Subsidiary of Minnesota Power Enterprises, Inc.

<F7>    MP Water Resources Group, Inc. had an 80 percent ownership  interest in this corporation. At
        Dec. 31, 1997 ownership was transferred to MP Real Estate Holdings, Inc.

<F8>    Subsidiary of Minnesota Power Services Group, Inc.

<F9>    Subsidiary of Upper Minnesota Properties, Inc.

<F10>   Subsidiary of MP Water Resources Group, Inc.

<F11>   Subsidiary of Heater Utilities, Inc.

<F12>   Heater Utilities, Inc. is, at the request of the North Carolina Utilities Commission, the emergency operator of Scotsdale Water and Sewer, Inc. and Mobile Hills Estates. Both are
        small water utilities in North Carolina.

<F13>   Subsidiary of Instrumentation Services, Inc.

<F14>   Subsidiary of Lehigh Acquisition Corporation.

<F15>   SRC of Florida, Inc. is a 50 percent partner in Guardian Title of Lehigh, a title company in
        Lehigh Acres, FL.

<F16>   Subsidiary of Lehigh Corporation.

<F17>   Lehigh  Corporation  owns 100 percent of J.W. Ford, Inc., an investment accounted for under the equity method. J.W. Ford, Inc. owned 50 percent of Joel/Bell Property,  Inc. a land management company in Lehigh Acres, FL. that was dissolved in 1997. Lehigh Corporation is also a 40 percent participant  in  Westminster  L.L.P.  which is involved in  residential development in Lehigh Acres, FL.

<F18>   Sold or dissolved in 1997.

<F19>   Subsidiary of MP Automotive Services, Inc.

                                      -5-



<F20>   Subsidiary of ADESA Corporation.

<F21>   ADESA Canada, Inc. owns 20 percent of Impact Auto Auctions Ltd.

<F22>   Subsidiary of ADESA Canada, Inc.

<F23>   Subsidiary of Automotive Finance Corporation.

<F24>   Subsidiary of A.D.E. Management Company.

<F25>   ADESA Corporation owns 51 percent of ADESA South Florida,  L.L.C.  which is an automobile auction in Opa-Locka, FL; 95 percent of Great Rigs Incorporated; and 51 percent of ADESA Southern Indiana, Inc.

<F26>   ADESA Indianapolis, Inc. owns 5 percent of Great Rigs Incorporated.

<F27>   Subsidiary of ADESA Ottawa, Inc.

<F28>   In process of dissolution.

         2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.


Claimant - Minnesota Power & Light Company

         Reference is made to Annual Report Form 10-K (File No. 1-3548), filed by the claimant with the Commission on March 28, 1997, for the fiscal year ended December 31, 1996, particularly pages 21 and 22, which is hereby incorporated by reference in this statement.

Subsidiary - Superior Water, Light and Power Company

         Same reference as under claimant.


         3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

         (a) Number of kWh of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                                            Electricity           Gas

Minnesota Power & Light Company            9,256,580,358          None

Superior Water, Light and Power Company     554,816,879        26,899,614

Florida Water Services Corporation             None              25,494
                                                         (Liquefied Propane Gas)

         (b)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas distributed at retail outside the State in which each such company is organized.

None


         (c)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                                            Electricity           Gas

Minnesota Power & Light Company            1,425,102,000          None

Superior Water, Light and Power Company        None               None

Florida Water Services Corporation             None               None

         (d)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas purchased outside the State in which each company is organized or at the State line.

                                            Electricity           Gas

Minnesota Power & Light Company            6,103,893,608          None

Superior Water, Light and Power Company     564,200,178           None

Florida Water Services Corporation*            None               None

* Purchased only liquefied propane gas and all such purchases were made from local distributors and delivered in Florida.


         4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

Not applicable to Minnesota Power & Light Company

                                    Exhibits

Exhibit A is the consolidating balance sheet of the claimant and its subsidiary companies at the close of such calendar year, together with a consolidating statement of income and consolidating statement of retained earnings of the claimant and its subsidiary companies for the last calendar year.

Exhibit  A-1 is the  consolidating  financial  statements  for  Minnesota  Power
Enterprises, Inc. (MP Enterprises). These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-2 - Consolidating financial statements for Minnesota Power Services Group, Inc. are combined in the consolidating financial statements of MP Enterprises which are filed as Exhibit A-1. These statements have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-3 is the consolidating financial statements for MP Water Resources Group, Inc. (MP Water Resources). These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-4 - Consolidating financial statements for MP Real Estate Holdings, Inc. are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A. Consolidating financial statements for MP Real Estate Holdings, Inc. have been excluded from this exhibit because for 1997 the material subsidiary, Lehigh Acquisition Corporation, is included in other exhibits. The consolidated statement of income for Lehigh Acquisition Corporation is combined with the consolidating financial statements of MP Water Resources and filed as Exhibit A-3. The consolidating balance sheet is presented as MP Real Estate in the consolidating financial statements of Minnesota Power & Light Company filed as Exhibit A. The assets of Lehigh Acquisition Corporation were transferred from MP Water Resources to MP Real Estate Holdings, Inc. on December 31, 1997.

Exhibit A-5 is the consolidating financial statements for Lehigh Acquisition Corporation. The consolidated statement of income is combined with the consolidating financial statements of MP Water Resources and filed as Exhibit A-3. The consolidating balance sheet is combined with the consolidating financial statements of MP Real Estate Holdings, Inc. See Exhibit A-4.

Exhibit A-6 is the consolidating financial statements for Heater Utilities, Inc. These statements are combined in the consolidated financial statements for MP Water Resources and filed as Exhibit A-3.

Exhibit A-7 is the consolidating financial statements for MP Automotive Services, Inc. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-8 - Consolidating financial statements for ADESA Corporation are combined in the consolidating financial statements for MP Automotive Services, Inc. and are filed as Exhibit A-7. Consolidating financial statements for ADESA Corporation have been excluded from this exhibit because the majority of the subsidiaries included in this consolidation are not material to Minnesota Power & Light Company. This exhibit was also excluded due to the competitive nature of the business.

Exhibit A-9 - Consolidating financial statements for RendField Land Company, Inc. are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A. These statements have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-10 - Consolidating financial statements for Upper Minnesota Properties, Inc. are combined in the consolidating financial statements of MP Enterprises which are filed as Exhibit A-1. These statements have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-11 is a list of abbreviations used in the Exhibits.

Exhibit B is the Financial Data Schedule.

Exhibit C is not applicable to Minnesota Power & Light Company.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 24th day of February 1998.



                                               MINNESOTA POWER & LIGHT COMPANY
                                            ------------------------------------
                                                     (Name of Claimant)

       [CORPORATE SEAL]

                                            By           D.G. Gartzke
                                               ---------------------------------
                                                    Senior Vice President -
                                             Finance and Chief Financial Officer


Attest:


         Mark A. Schober
------------------------------------
           Controller


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

 David G. Gartzke    Senior Vice President - Finance and Chief Financial Officer
-----------------    -----------------------------------------------------------
      (Name)                                 (Title)



                         Minnesota Power & Light Company
                             30 West Superior Street
                             Duluth, Minnesota 55802
                             -----------------------
                                    (Address)

Exhibit A
Page 1 of 6

                                                                                      Minnesota Power - Consolidated
                                                                                 Minnesota Power Consolidated Balance Sheet
                                                                                         Current Period: Dec-97


                                          YTD Dec-97                        Minnesota                    Cons. MP     Cons. Water
                                         Consolidated     Elimination         Power           SWL&P     Enterprises    Resources
                                        --------------   -------------   --------------    ----------   -----------   -----------
Plant and Other Assets
   Electric                              1,234,550,937       3,043,726    1,206,893,354    24,613,858             0             0
   Electric Miscellaneous                   23,699,040               0       17,189,443        88,908     6,420,689             0
   Gas                                      15,875,239       1,323,530                0    14,551,709             0             0
   Water (SWLP)                             19,343,291       2,366,015                0    16,977,276             0             0
   Coal                                     40,903,971               0                0             0    40,903,971             0
   Common                                            0      (6,733,271)               0     6,733,271             0             0
                                        --------------  --------------   --------------    ----------   -----------   -----------
     Total Electric Operations           1,334,372,478               0    1,224,082,797    62,965,021    47,324,660             0
                                        --------------  --------------   --------------    ----------   -----------   -----------

   Water                                   425,111,770               0                0             0             0   425,111,770
   Water Miscellaneous                      10,459,112               0                0             0             0    10,459,112
                                        --------------  --------------   --------------    ----------   -----------   -----------
     Total Water Operation                 435,570,882               0                0             0             0   435,570,882
                                        --------------  --------------   --------------    ----------   -----------   -----------

   Auto Restribution                       174,189,000               0                0             0             0             0

   Afford Housing & Other
                                        --------------  --------------   --------------    ----------   -----------   -----------
     Total Investment Operations                     0               0                0             0             0             0
                                        --------------  --------------   --------------    ----------   -----------   -----------

   Total Plant                           1,944,132,360               0    1,224,082,797    62,965,021    47,324,660   435,570,882
   Accumulated Depreciation               (697,497,068)              0     (517,915,568)  (22,217,429)  (21,973,985) (122,890,086)
   Construction Work in Progress            26,211,330               0       10,625,538       232,091       407,626     9,574,075
                                        --------------  --------------   --------------    ----------   -----------   -----------

     Net Plant                           1,272,846,622               0      716,792,766    40,979,683    25,758,301   322,254,871

   Securities Investments                   73,908,721        (306,720)      73,968,263             0             0       247,179
   Equity Investments                      118,759,527               0      118,754,527             0         5,000             0
   Real Estate                              55,539,476               0                0             0             0             0
   Other                                     4,651,908               0        3,948,231         1,344             0             0
   Investment in Subsidiaries                        0    (581,839,554)     581,839,553             0             0             0
                                        --------------  --------------   --------------    ----------   -----------   -----------
     Total Plant and Assets              1,525,706,253    (582,146,274)   1,495,303,340    40,981,027    25,763,300   322,502,050
                                        --------------  --------------   --------------    ----------   -----------   -----------

Current Assets
   Cash                                     40,057,452               1        2,417,209       277,273     3,824,747     3,494,699
   Temporary Cash Investments                1,701,356               0           87,387             0       472,968     1,141,000
   Trading Securities                      123,533,059        (999,476)     124,532,535             0             0             0
   Customer Accounts Receivable            154,781,574               0       39,402,863     5,561,958     4,019,574    11,742,152
   Reserve for Uncol  Accounts             (12,559,034)              0       (1,167,319)     (301,239)            0      (437,476)
     Notes Receivable                        1,524,327               0          335,840             0             0       155,408
     Accounts Receivable - Other            14,796,427        (431,410)       6,556,015       624,783        36,648       779,650
     Accounts Receivable - Associates               (1)   (292,341,031)      54,546,638             0    16,047,235    29,301,712




                                                 Cons. MP           Energy            MP              CNRD,
                                                Automotive           Land         Real Estate      LFC1, MPC1
                                                -----------      -----------      -----------      -----------
Plant and Other Assets
   Electric                                               0                0                0                0
   Electric Miscellaneous                                 0                0                0                0
   Gas                                                    0                0                0                0
   Water (SWLP)                                           0                0                0                0
   Coal                                                   0                0                0                0
   Common                                                 0                0                0                0
                                                -----------      -----------      -----------      -----------
     Total Electric Operations                            0                0                0                0
                                                -----------      -----------      -----------      -----------

   Water                                                  0                0                0                0
   Water Miscellaneous                                    0                0                0                0
                                                -----------      -----------      -----------      -----------
     Total Water Operation                                0                0                0                0
                                                -----------      -----------      -----------      -----------

   Auto Restribution                            174,189,000                0                0                0

   Afford Housing & Other
                                                -----------      -----------      -----------      -----------
     Total Investment Operations                          0                0                0                0
                                                -----------      -----------      -----------      -----------

   Total Plant                                  174,189,000                0                0                0
   Accumulated Depreciation                     (12,500,000)               0                0                0
   Construction Work in Progress                  5,372,000                0                0                0
                                                -----------      -----------      -----------      -----------

     Net Plant                                  167,061,000                0                0                0

   Securities Investments                                 0                0                0                0
   Equity Investments                                     0                0                0                0
   Real Estate                                            0                0       55,539,476                0
   Other                                                  0                0                0          702,333
   Investment in Subsidiaries                             1                0                0                0
                                                -----------      -----------      -----------      -----------
     Total Plant and Assets                     167,061,001                0       55,539,476          702,333
                                                -----------      -----------      -----------      -----------

Current Assets
   Cash                                          27,309,000            5,845        2,713,423           15,256
   Temporary Cash Investments                             0                0                0                0
   Trading Securities                                     0                0                0                0
   Customer Accounts Receivable                  94,055,027                0                0                0
   Reserve for Uncol  Accounts                  (10,653,000)               0                0                0
     Notes Receivable                             1,033,079                0                0                0
     Accounts Receivable - Other                          0                0        7,224,745            5,996
     Accounts Receivable - Associates            89,067,121       10,658,282        4,071,029       88,649,015


Exhibit A
Page 2 of 6

                                                                                                Minnesota Power - Consolidated
                                                                                          Minnesota Power Consolidated Balance Sheet
                                                                                                    Current Period: Dec-97

                                             YTD Dec-97                               Minnesota                           Cons. MP
                                            Consolidated         Elimination            Power             SWL&P          Enterprises
                                           --------------      --------------      --------------       ----------       -----------
   Fuel Stock                                   8,985,993                   0           8,985,993                0                 0
   Plant & Operating Supplies                  16,055,661                   0           9,330,047        1,340,537         3,495,503
   Prepayments                                  6,382,560                   0           1,587,534          891,344            71,946
   Other Current & Accrued Assets              13,469,035                   0          11,220,545          616,147             1,404
                                           --------------      --------------      --------------       ----------       -----------
     Total Current Assets                     368,728,409        (293,771,916)        257,835,286        9,010,802        27,970,025
                                           --------------      --------------      --------------       ----------       -----------

Deferred Charges                              108,365,812           3,131,903          70,378,001        1,427,441         5,128,955
                                           --------------      --------------      --------------       ----------       -----------
Intangibles
   Goodwill                                   158,939,892                   0                   0                0                 0
   Other                                       10,576,503                   0                   0                0           659,503
                                           --------------      --------------      --------------       ----------       -----------
     Total Intangibles                        169,516,395                   0                   0                0           659,503
                                           --------------      --------------      --------------       ----------       -----------

                                           --------------      --------------      --------------       ----------       -----------
Total Assets                                2,172,316,869        (872,786,287)      1,823,516,627       51,419,271        59,521,783
                                           ==============      ==============      ==============       ==========       ===========

                                             Cons. Water         Cons. MP          Energy              MP             CNRD,
                                              Resources         Automotive          Land          Real Estate      LFC1, MPC1
                                             -----------        -----------      -----------      -----------     ------------
   Fuel Stock                                          0                  0                0                0                0
   Plant & Operating Supplies                    858,575          1,031,000                0                0                0
   Prepayments                                   821,336          3,010,400                0                0                0
   Other Current & Accrued Assets              1,418,094                  0                0          212,845                0
                                             -----------        -----------      -----------      -----------     ------------
     Total Current Assets                     49,275,150        204,852,627       10,664,126       14,222,042       88,670,266
                                             -----------        -----------      -----------      -----------     ------------

Deferred Charges                              20,896,080          7,386,000                0                0           17,432
                                             -----------        -----------      -----------      -----------     ------------
Intangibles
   Goodwill                                            0        157,925,000                0        1,014,892                0
   Other                                               0          9,917,000                0                0                0
                                             -----------        -----------      -----------      -----------     ------------
     Total Intangibles                                 0        167,842,000                0        1,014,892                0
                                             -----------        -----------      -----------      -----------     ------------

                                             -----------        -----------      -----------      -----------     ------------
Total Assets                                 392,673,280        547,141,627       10,664,126       70,776,410       89,390,032
                                             ===========        ===========      ===========      ===========     ============


Exhibit A
Page 3 of 6

                                                                                                Minnesota Power - Consolidated
                                                                                          Minnesota Power Consolidated Balance Sheet
                                                                                                    Current Period: Dec-97

                                             YTD Dec-97                               Minnesota                          Cons. MP
                                            Consolidated         Elimination            Power             SWL&P        Enterprises
                                           --------------       -------------      --------------       ----------     -----------
Capitalization
   Common Equity
     Common Stock & PD in Capital             416,033,112        (495,297,709)        416,033,111        5,800,000      26,234,451
     Loan to Leveraged ESOP                   (65,848,290)                  0         (65,848,290)               0               0
     Unrealized Gains-Investments               5,468,656                   0           5,468,656                0               0
     Cumul Translation Adjustment                (832,000)                  0                   0                0               0
     Retained Earnings                        296,125,422         (86,541,844)        296,125,415       12,416,047       1,985,166
   Preferred Stock
     5%                                        11,491,693                   0          11,491,693                0               0
     $6.70 Series                              10,000,000                   0          10,000,000                0               0
     $7.125 Series                             10,000,000                   0          10,000,000                0               0
   QUIPS                                       75,000,000                   0                   0                0               0
   Long-Term Debt
     Bonds                                    536,493,423            (400,000)        408,180,000       10,600,000               0
     Other Long-Term Debt                     150,122,136         (78,611,999)         88,819,866        7,350,000      14,894,683
     Unamortized Discount - Debt               (1,230,373)                  0          (1,105,608)        (124,765)              0
                                           --------------      --------------      --------------       ----------     -----------
     Total Capitalization                   1,442,823,779        (660,851,552)      1,179,164,844       36,041,282      43,114,300
                                           --------------      --------------      --------------       ----------     -----------

Current Liabilities
   Notes Payable                              129,084,146                   0         128,741,267                0               0
   Current Maturities                           4,748,450           1,511,998                   0                0       2,241,003
   Accounts Payable
     Accounts Payable - Other                  78,656,686          (1,642,837)         26,132,839        1,067,244         527,251
     Accounts Payable - Associates                      0        (214,613,948)        154,994,340        2,208,259       7,425,318
   Accrued Taxes
     Federal Income Taxes                      11,047,080                   0           5,924,401          251,070         458,325
     State Income Taxes                         1,353,958                   0           1,156,545            4,582        (218,815)
     Other Accrued Taxes                       41,232,957                   0          31,328,868          110,875         504,327
   Accrued Dividends & Interest
     Interest Accrued                          13,209,170                   0           8,336,409          274,976         225,980
     Dividends Declared                           487,323                   0             487,323                0               0
   Other
     Customer Deposits                          2,512,487                   0             350,824           17,839               0
     Tax Collections Payable                      656,775                   0             576,675           67,729          12,372
     Misc Current & Accrued Liabilities        42,156,884            (321,851)         17,433,899        1,593,424       1,121,361
                                           --------------      --------------      --------------       ----------     -----------

     Total Current Liabilities                325,145,915        (215,066,638)        375,463,390        5,595,998      12,297,121
                                           --------------      --------------      --------------       ----------     -----------
Deferred Credits
   Cont in Aid of Const                       102,565,114                   0                   0        1,333,977               0
   Accum Deferred Income Taxes                120,053,451                   0         127,835,848        2,338,211       1,781,749
   Accum Def Inv Tax Credits                   31,268,690                   0          28,685,818          909,644               0
   Other
     Minority Interest                         14,467,396                   0                   0                0           1,552
     Other Deferred Credits                   135,992,524           3,131,903         112,366,727        5,200,159       2,327,062
                                           --------------      --------------      --------------       ----------     -----------
     Total Deferred Credits                   404,347,175           3,131,903         268,888,393        9,781,991       4,110,363
                                           --------------      --------------      --------------       ----------     -----------
Total Liab & Capitalization                 2,172,316,869        (872,786,287)      1,823,516,627       51,419,271      59,521,783
                                           ==============      ==============      ==============       ==========     ===========


                                            Cons. Water         Cons. MP           Energy            MP              CNRD,
                                             Resources         Automotive           Land         Real Estate      LFC1, MPC1
                                            -----------        -----------      -----------      -----------     ------------
Capitalization
   Common Equity
     Common Stock & PD in Capital            63,605,714        333,035,847            2,500       58,621,698        7,997,500
     Loan to Leveraged ESOP                           0                  0                0                0                0
     Unrealized Gains-Investments                     0                  0                0                0                0
     Cumul Translation Adjustment                     0           (832,000)               0                0                0
     Retained Earnings                       55,723,562         22,673,994        6,390,152                0      (12,647,071)
   Preferred Stock
     5%                                               0                  0                0                0                0
     $6.70 Series                                     0                  0                0                0                0
     $7.125 Series                                    0                  0                0                0                0
   QUIPS                                              0                  0                0                0       75,000,000
   Long-Term Debt
     Bonds                                  118,113,423                  0                0                0                0
     Other Long-Term Debt                    14,246,821         98,914,000                0        4,508,765                0
     Unamortized Discount - Debt                      0                  0                0                0                0
                                            -----------        -----------      -----------      -----------      -----------
     Total Capitalization                   251,689,520        453,791,841        6,392,652       63,130,463       70,350,429
                                            -----------        -----------      -----------      -----------      -----------

Current Liabilities
   Notes Payable                                      0            334,000                0            8,879                0
   Current Maturities                           555,452            439,997                0                0                0
   Accounts Payable
     Accounts Payable - Other                 5,495,526         46,100,034                0          788,444          188,185
     Accounts Payable - Associates            2,562,459         23,495,673        3,541,574        1,004,184       19,382,141
   Accrued Taxes
     Federal Income Taxes                      (207,440)         4,592,213            7,330           74,891          (53,710)
     State Income Taxes                        (149,558)           (55,080)         722,570                0         (106,287)
     Other Accrued Taxes                      8,452,623            820,805                0            7,455            8,004
   Accrued Dividends & Interest
     Interest Accrued                         2,841,561          1,530,245                0                0                0
     Dividends Declared                               0                  0                0                0                0
   Other
     Customer Deposits                        2,143,824                  0                0                0                0
     Tax Collections Payable                          0                  0                0                0                0
     Misc Current & Accrued Liabilities       5,179,452         14,991,943                0        2,158,656                0
                                            -----------        -----------      -----------      -----------      -----------

     Total Current Liabilities               26,873,898         92,249,830        4,271,474        4,042,509       19,418,333
                                            -----------        -----------      -----------      -----------      -----------
Deferred Credits
   Cont in Aid of Const                     101,231,137                  0                0                0                0
   Accum Deferred Income Taxes                4,324,059          1,029,956                0      (16,877,642)        (378,731)
   Accum Def Inv Tax Credits                  1,673,228                  0                0                0                0
   Other
     Minority Interest                                0             70,000                0       14,395,844                0
     Other Deferred Credits                   6,881,438                  0                0        6,085,236                0
                                            -----------        -----------      -----------      -----------      -----------
     Total Deferred Credits                 114,109,862          1,099,956                0        3,603,438         (378,731)
                                            -----------        -----------      -----------      -----------      -----------
Total Liab & Capitalization                 392,673,280        547,141,627       10,664,126       70,776,410       89,390,032
                                            ===========        ===========      ===========      ===========      ===========

Exhibit A
Page 4 of 6

                                                                                             Minnesota Power - Consolidated
                                                                                    Minnesota Power Consolidated Statement of Income
                                                                                                 Current Period: Dec-97

                                           YTD Dec-97                               Minnesota                          Cons. MP
                                          Consolidated         Elimination            Power             SWL&P         Enterprises
                                         --------------       -------------      --------------       ----------      -----------
Revenue and Income
  Electric Operations
    Electric                                474,043,685         (17,227,747)        467,273,549       23,997,883                0
    Electric - Misc                          19,224,292             (67,512)         14,583,517          508,564        4,199,724
    AFDC - Equity                                     0                   0                   0                0                0
    Gas                                      13,707,755                   0                   0       13,707,755                0
    Water (SWL&P)                             4,219,025                   0                   0        4,219,025                0
    Coal                                     30,660,344                   0                   0                0       30,660,344
                                         --------------       -------------      --------------       ----------      -----------
      Total Electric Operations             541,855,100         (17,295,259)        481,857,065       42,433,226       34,860,068
  Water Operations
    Water                                    78,069,089                   0                   0                0                0
    Water - Misc                             17,210,582                   0                   0                0                0
    AFDC - Equity                               246,268                   0                   0                0                0
                                         --------------       -------------      --------------       ----------      -----------
      Total Water Operations                 95,525,939                   0                   0                0                0

  Auto Redistribution                       255,487,999                   0                   0                0                0

  Investments
    Investment                               21,842,105          (7,562,989)         11,329,758                0                0
    Real Estate                              38,803,716                   0                   0                0                0
    Other                                       106,351            (114,587)                  0                0                0
    Equity in Subs                                    0         (39,907,281)         39,907,282                0                0
                                         --------------       -------------      --------------       ----------      -----------
      Total Investments                      60,752,173         (47,584,857)         51,237,040                0                0
                                         --------------       -------------      --------------       ----------      -----------

Total Operating Revenue and Income          953,621,211         (64,880,116)        533,094,105       42,433,226       34,860,067

Operating Expenses
  Fuel                                       75,974,108                   0          75,974,108                0                0
  Purchased Power                           118,087,529         (16,557,366)        118,087,529       16,557,366                0
  Operations
    Operation                               273,296,678            (686,666)         85,215,369       15,608,965       22,113,316
    Maintenance                              34,647,327                   0          24,635,075          763,729        1,740,000
    Depreciation                             70,842,825                   0          40,911,267        1,949,382        2,392,442
    Property Taxes                           36,104,083                   0          29,121,197          796,330           47,288
    Other Taxes                              10,674,816                   0           4,957,702          289,431          634,972
  Administrative and General                152,039,622            (114,587)         25,816,496        1,303,110        4,871,110
  Minority Interest                           2,309,390                   0                   0                0              (94)
  Interest Expense
    Interest on Long-Term Debt               49,281,104                   0          27,494,827        1,223,140        1,260,355
    Other Interest Expense                   14,251,999          (7,412,965)         19,737,319          311,637           79,588
    Amort of Interest Expense                 1,146,066                   0           1,108,407           37,659                0
    AFDC - Debt                                (419,633)                  0             (77,986)               0                0
                                         --------------       -------------      --------------       ----------      -----------
      Total Operating Expenses              838,235,914         (24,771,584)        452,981,308       38,840,749       33,138,975



                                        Cons. Water        Cons. MP          Energy            MP              CNRD,
                                         Resources        Automotive          Land         Real Estate      LFC1, MPC1
                                        -----------      -----------        ---------      -----------     ------------
Revenue and Income
  Electric Operations
    Electric                                      0                0                0                0                0
    Electric - Misc                               0                0                0                0                0
    AFDC - Equity                                 0                0                0                0                0
    Gas                                           0                0                0                0                0
    Water (SWL&P)                                 0                0                0                0                0
    Coal                                          0                0                0                0                0
                                        -----------      -----------        ---------      -----------     ------------
      Total Electric Operations                   0                0                0                0                0
  Water Operations
    Water                                78,069,089                0                0                0                0
    Water - Misc                         17,210,582                0                0                0                0
    AFDC - Equity                           246,268                0                0                0                0
                                        -----------      -----------        ---------      -----------     ------------
      Total Water Operations             95,525,939                0                0                0                0

  Auto Redistribution                             0      255,487,999                0                0                0

  Investments
    Investment                            4,533,109        5,996,072        1,307,405                0        6,238,750
    Real Estate                          38,803,716                0                0                0                0
    Other                                   230,517                0                0                0           (9,579)
    Equity in Subs                                0                0                0                0                0
                                        -----------      -----------        ---------      -----------     ------------
      Total Investments                  43,567,343        5,996,072        1,307,405                0        6,229,171
                                        -----------      -----------        ---------      -----------     ------------

Total Operating Revenue and Income      139,093,282      261,484,071        1,307,405                0        6,229,171

Operating Expenses
  Fuel                                            0                0                0                0                0
  Purchased Power                                 0                0                0                0                0
  Operations
    Operation                            40,758,694      110,287,000                0                0                0
    Maintenance                           5,441,523        2,067,000                0                0                0
    Depreciation                         11,622,734       13,967,000                0                0                0
    Property Taxes                        4,235,139        1,896,000                0                0            8,130
    Other Taxes                           4,792,712                0                0                0                0
  Administrative and General             28,041,865       91,983,761          126,355                0           11,513
  Minority Interest                       2,309,484                0                0                0                0
  Interest Expense
    Interest on Long-Term Debt           11,454,757        7,848,026                0                0                0
    Other Interest Expense                  437,847           26,793           11,788                0        1,059,992
    Amort of Interest Expense                     0                0                0                0                0
    AFDC - Debt                            (341,647)               0                0                0                0
                                        -----------      -----------        ---------      -----------     ------------
      Total Operating Expenses          108,753,108      228,075,579          138,143                0        1,079,635

Exhibit A
Page 5 of 6

                                                                                        Minnesota Power - Consolidated
                                                                               Minnesota Power Consolidated Statement of Income
                                                                                            Current Period: Dec-97

                                      YTD Dec-97                               Minnesota                          Cons. MP
                                     Consolidated         Elimination            Power              SWL&P        Enterprises
                                    --------------       -------------      --------------       ----------      -----------
Income from Equity Investments          14,829,154                   0          14,829,154                0                0
                                    --------------       -------------      --------------       ----------      -----------

Operating Income                       130,214,451         (40,108,532)         94,941,951        3,592,477        1,721,092

Distribution - QUIPS                    (6,037,499)            201,251                   0                0                0
Income Tax (Expense)                   (46,599,507)                  0         (17,364,505)      (1,331,792)         264,074
                                    --------------       -------------      --------------       ----------      -----------

Net Income                              77,577,445         (39,907,281)         77,577,446        2,260,685        1,985,166

Preferred Dividends                     (1,949,290)                  0          (1,949,290)               0                0
                                    --------------       -------------      --------------       ----------      -----------
Earnings Available for Common           75,628,155         (39,907,281)         75,628,156        2,260,685        1,985,166
                                    ==============       =============      ==============       ==========      ===========

                                     Cons. Water        Cons. MP          Energy            MP              CNRD,
                                      Resources        Automotive          Land         Real Estate      LFC1, MPC1
                                     -----------      -----------      -----------      -----------     ------------
Income from Equity Investments                 0                0                0                0                0
                                     -----------      -----------      -----------      -----------      -----------

Operating Income                      30,340,174       33,408,492        1,169,262                0        5,149,536

Distribution - QUIPS                           0                0                0                0       (6,238,750)
Income Tax (Expense)                 (12,033,784)     (16,537,990)         (42,642)               0          447,132
                                     -----------      -----------      -----------      -----------      ------------

Net Income                            18,306,390       16,870,502        1,126,620                0         (642,082)

Preferred Dividends                            0                0                0                0                0
                                     -----------      -----------      -----------      -----------      -----------
Earnings Available for Common         18,306,390       16,870,502        1,126,620                0         (642,082)
                                     ===========      ===========      ===========      ===========      ===========

Exhibit A
Page 6 of 6

                                                                       Minnesota Power & Light Company and Subsidiaries
                                                                         Consolidating Statement of Retained Earnings
                                                                            for the Year Ended December 31, 1997



                                                                                           Superior                     Consolidated
                                                       Eliminations       Minnesota      Water, Light  Consolidated       MP Water
                                      Consolidated         and          Power & Light     and Power        MP            Resources
                                         Total         Adjustments         Company         Company     Enterprises      Group, Inc.
                                         -----         -----------         -------         -------     -----------      ------------
Balance at Beginning of Period       $ 282,959,751   $ (147,218,574)     $282,959,751    $11,755,362  $ 10,418,619<F1>  $124,640,539

Additions
   Net Income (Loss) from
    Statement of Income                 77,577,445      (39,907,278)       77,577,445      2,260,685     1,985,166        18,306,392
                                     -------------   --------------      ------------    -----------  ------------      ------------
                                       360,537,196     (187,125,852)      360,537,196     14,016,047    12,403,785       142,946,931
                                     -------------   --------------      ------------    -----------  ------------      ------------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)                     566,790                            566,790

    Serial (A) Preferred Stock
     ($6.70 per share)                     670,000                            670,000
    Serial Preferred Stock
     ($7.125 per share)                    712,500                            712,500
    Common Stock                        62,462,491       (1,600,000)<F2>   62,462,491      1,600,000
   Other<F3>                                            (98,984,006)                                    10,418,619        87,223,369
                                     -------------   --------------      ------------    -----------  ------------      ------------
     Total Deductions                   64,411,781     (100,584,006)       64,411,781      1,600,000    10,418,619        87,223,369
                                     -------------   --------------      ------------    -----------  ------------      ------------

Balance at End of Period             $ 296,125,415   $  (86,541,846)     $296,125,415    $12,416,047  $  1,985,166      $ 55,723,562
                                     -------------   --------------      ------------    -----------  ------------      ------------

                                              Consolidated                                     Consolidated
                                                   MP                                           RendField,
                                               Automotive         Energy Land        MP         Lakeview,
                                             Services, Inc.      Incorporated    Real Estate   MP&L Capital
                                             --------------      ------------    -----------   ------------
Balance at Beginning of Period                 $ 5,803,495        $5,263,532     $       0     $(10,662,973)

Additions
   Net Income (Loss) from
    Statement of Income                         16,870,499         1,126,619             0         (642,083)
                                               -----------       -----------     ---------     ------------

                                                22,673,994         6,390,151             0      (11,305,056)
                                               -----------       -----------     ---------     ------------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)

    Serial (A) Preferred Stock
     ($6.70 per share)
    Serial Preferred Stock
     ($7.125 per share)
    Common Stock
   Other<F3>                                                                                      1,342,018
                                               -----------       -----------     ---------    -------------
     Total Deductions                                                                             1,342,018
                                               -----------       -----------     ---------    -------------

Balance at End of Period                       $22,673,994       $ 6,390,151     $       0    $ (12,647,074)
                                               -----------       -----------     ---------    -------------


<F1>  Includes balances from subsidiaries reorganized during 1997.
<F2>  Dividends from Superior Water, Light and Power Company.
<F3>  Transfers due to 1997 reorganization.

Exhibit A-1
Page 1 of 5

                                                                                    Minnesota Power - Consolidated
                                                                               MP Enterprises Consolidated Balance Sheet
                                                                                       Current Period: Dec-97

                                             YTD-Dec-97                        MP                          Consol         Rainy
                                            Consolidated   Eliminations    Enterprises      BNI Coal      Services        River
                                            ------------   ------------    ------------   ------------  ------------   -----------

Plant and Other Assets
   Electric                                            0              0               0              0             0             0
   Electric Miscellaneous                      6,420,689              0               0              0       331,334       313,012
   Gas                                                 0              0               0              0             0             0
   Water (SWLP)                                        0              0               0              0             0             0
   Coal                                       40,903,971              0               0     40,903,971             0             0
   Common                                              0              0               0              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------
     Total Electric Operations                47,324,660              0               0     40,903,971       331,334       313,012
                                             -----------   ------------    ------------   ------------  ------------   -----------

   Water                                               0              0               0              0             0             0
   Water Miscellaneous                                 0              0               0              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------
     Total Water Operation                             0              0               0              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------

   Auto Restribution                                   0              0               0              0             0             0

   Afford Housing & Other
                                             -----------   ------------    ------------   ------------  ------------   -----------
     Total Investment Operations                       0              0               0              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------

   Total Plant                                47,324,660              0               0     40,903,971       331,334       313,012
   Accumulated Depreciation                  (21,973,985)             0               0    (21,310,735)     (116,970)      (18,781)
   Construction Work in Progress                 407,626              0               0              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------

     Net Plant                                25,758,301              0               0     19,593,237       214,364       294,231

   Securities Investments                              0              0               0              0             0             0
   Equity Investments                              5,000              0               0              0             0             0
   Real Estate                                         0              0               0              0             0             0
   Other                                               0              0               0              0             0             0
   Investment in Subsidiaries                          0    (25,498,776)     25,498,776              0             0             0
                                             -----------   ------------    ------------   ------------  ------------   -----------
     Total Plant and Assets                   25,763,300    (25,498,776)     25,498,776     19,593,237       214,364       294,231
                                             -----------   ------------    ------------   ------------  ------------   -----------

Current Assets
   Cash                                        3,824,747              0               0      3,683,645         4,813        21,814
   Temporary Cash Investments                    472,968              0               0        442,968             0             0
   Trading Securities                                  0              0               0              0             0             0
   Customer Accounts Receivable                4,019,574              0               0      3,652,942       172,968        32,940
   Reserve for Uncol  Accounts                         0              0               0              0             0             0
     Notes Receivable                                  0              0               0              0             0             0
     Accounts Receivable - Other                  36,648              0               0              0        36,648             0
     Accounts Receivable - Associates         16,047,235     (2,020,000)      4,914,194            348        58,200     4,000,537


                                               Consol                         MP             MP
                                                UMPI        Synertec        Telecom       Affiliates
                                            ------------   -----------    -----------    -----------

Plant and Other Assets
   Electric                                            0             0              0              0
   Electric Miscellaneous                      5,109,443        55,218        611,683              0
   Gas                                                 0             0              0              0
   Water (SWLP)                                        0             0              0              0
   Coal                                                0             0              0              0
   Common                                              0             0              0              0
                                            ------------   -----------    -----------    -----------
     Total Electric Operations                 5,109,443        55,218        611,683              0
                                            ------------   -----------    -----------    -----------

   Water                                               0             0              0              0
   Water Miscellaneous                                 0             0              0              0
                                            ------------   -----------    -----------    -----------
     Total Water Operation                             0             0              0              0
                                            ------------   -----------    -----------    -----------

   Auto Restribution                                   0             0              0              0

   Afford Housing & Other
                                            ------------   -----------    -----------    -----------
     Total Investment Operations                       0             0              0              0
                                            ------------   -----------    -----------    -----------

   Total Plant                                 5,109,443        55,218        611,683              0
   Accumulated Depreciation                     (466,503)      (50,524)       (10,472)             0
   Construction Work in Progress                       0             0        407,626              0
                                            ------------   -----------    -----------    -----------

     Net Plant                                 4,642,939         4,694      1,008,836              0

   Securities Investments                              0             0              0              0
   Equity Investments                              5,000             0              0              0
   Real Estate                                         0             0              0              0
   Other                                               0             0              0              0
   Investment in Subsidiaries                          0             0              0              0
                                            ------------   -----------    -----------    -----------
     Total Plant and Assets                    4,647,939         4,694      1,008,836              0
                                            ------------   -----------    -----------    -----------

Current Assets
   Cash                                           95,245        19,933              0           (704)
   Temporary Cash Investments                     30,000             0              0              0
   Trading Securities                                  0             0              0              0
   Customer Accounts Receivable                    9,413       151,310              0              0
   Reserve for Uncol  Accounts                         0             0              0              0
     Notes Receivable                                  0             0              0              0
     Accounts Receivable - Other                       0             0              0              0
     Accounts Receivable - Associates          2,449,037     4,568,044      2,053,800         23,075


Exhibit A-1
Page 2 of 5

                                                                                   Minnesota Power - Consolidated
                                                                              MP Enterprises Consolidated Balance Sheet
                                                                                       Current Period: Dec-97


                                           YTD-Dec-97                         MP                           Consol         Rainy
                                          Consolidated    Eliminations    Enterprises       BNI Coal      Services        River
                                          ------------    ------------    ------------    ------------  ------------   -----------
   Fuel Stock                                        0               0               0               0             0             0
   Plant & Operating Supplies                3,495,503               0               0       3,137,569       357,933             0
   Prepayments                                  71,946               0               0          62,828             0         4,127
   Other Current & Accrued Assets                1,404               0               0           1,404             0             0
                                           -----------    ------------    ------------    ------------  ------------   -----------
     Total Current Assets                   27,970,025      (2,020,000)      4,914,194      10,981,705       630,564     4,059,418
                                           -----------    ------------    ------------    ------------  ------------   -----------

Deferred Charges                             5,128,955               0               0       5,082,269             0             0
                                           -----------    ------------    ------------    ------------  ------------   -----------
Intangibles
   Goodwill                                          0               0               0               0             0             0
   Other                                       659,503               0               0               0       659,503             0
                                           -----------    ------------    ------------    ------------  ------------   -----------
     Total Intangibles                         659,503               0               0               0       659,503             0
                                           -----------    ------------    ------------    ------------  ------------   -----------

                                           -----------    ------------    ------------    ------------  ------------   -----------
Total Assets                                59,521,783     (27,518,776)     30,412,970      35,657,211     1,504,430     4,353,650
                                           ===========    ============    ============    ============  ============   ===========



                                                 Consol                         MP           MP
                                                  UMPI        Synertec        Telecom    Affiliates
                                              ------------   -----------    -----------  -----------
   Fuel Stock                                            0             0              0            0
   Plant & Operating Supplies                            0             0              0            0
   Prepayments                                       4,991             0              0            0
   Other Current & Accrued Assets                        0             0              0            0
                                              ------------   -----------    -----------  -----------
     Total Current Assets                        2,588,686     4,739,286      2,053,800       22,371
                                              ------------   -----------    -----------  -----------

Deferred Charges                                    46,686             0              0            0
                                              ------------   -----------    -----------  -----------
Intangibles
   Goodwill                                              0             0              0            0
   Other                                                 0             0              0            0
                                              ------------   -----------    -----------  -----------
     Total Intangibles                                   0             0              0            0
                                              ------------   -----------    -----------  -----------

                                              ------------   -----------    -----------  -----------
Total Assets                                     7,283,312     4,743,979      3,062,636       22,371
                                              ============   ===========    ===========  ===========

Exhibit A-1
Page 3 of 5

                                                                                     Minnesota Power - Consolidated
                                                                                MP Enterprises Consolidated Balance Sheet
                                                                                         Current Period: Dec-97

                                              YTD-Dec-97                        MP                          Consol         Rainy
                                             Consolidated   Eliminations    Enterprises      BNI Coal      Services        River
                                             ------------   ------------    -----------    ------------  ------------   -----------

Capitalization
   Common Equity
     Common Stock & PD in Capital              26,234,451    (15,467,914)    26,234,451       2,027,426     1,482,082     1,350,000
     Loan to Leveraged ESOP                             0              0              0               0             0             0
     Unrealized Gains-Investments                       0              0              0               0             0             0
     Cumul Translation Adjustment                       0              0              0               0             0             0
     Retained Earnings                          1,985,166    (10,030,862)     1,985,167      12,531,545    (1,054,810)   (1,886,325)
   Preferred Stock
     5%                                                 0              0              0               0             0             0
     $6.70 Series                                       0              0              0               0             0             0
     $7.125 Series                                      0              0              0               0             0             0
   QUIPS                                                0              0              0               0             0             0
   Long-Term Debt
     Bonds                                              0              0              0               0             0             0
     Other Long-Term Debt                      14,894,683              0              0      12,630,671             0             0
     Unamortized Discount - Debt                        0              0              0               0             0             0
                                              -----------   ------------    -----------    ------------  ------------   -----------
     Total Capitalization                      43,114,300    (25,498,776)    28,219,619      27,189,641       427,273      (536,325)
                                              -----------   ------------    -----------    ------------  ------------   -----------

Current Liabilities
   Notes Payable                                        0              0              0               0             0             0
   Current Maturities                           2,241,003              0              0       2,066,181             0             0
   Accounts Payable
     Accounts Payable - Other                     527,251              0              0         465,234        41,400             0
     Accounts Payable - Associates              7,425,318     (2,020,000)     2,222,951         212,919       704,928     4,996,379
   Accrued Taxes
     Federal Income Taxes                         458,325              0         20,410         237,887       232,900       (20,490)
     State Income Taxes                          (218,815)             0        (50,010)         75,545      (153,510)      (39,850)
     Other Accrued Taxes                          504,327              0              0         491,278             0             0
   Accrued Dividends & Interest
     Interest Accrued                             225,980              0              0         181,197             0             0
     Dividends Declared                                 0              0              0               0             0             0
   Other
     Customer Deposits                                  0              0              0               0             0             0
     Tax Collections Payable                       12,372              0              0               0        12,030             0
     Misc Current & Accrued Liabilities         1,121,361              0              0       1,109,631          (822)            0
                                              -----------   ------------    -----------    ------------  ------------   -----------

     Total Current Liabilities                 12,297,121     (2,020,000)     2,193,351       4,839,872       836,927     4,936,039
                                              -----------   ------------    -----------    ------------  ------------   -----------
Deferred Credits
   Cont in Aid of Const                                 0              0              0               0             0             0
   Accum Deferred Income Taxes                  1,781,749              0              0       1,300,635       240,231       (46,065)
   Accum Def Inv Tax Credits                            0              0              0               0             0             0
   Other
     Minority Interest                              1,552              0              0               0             0             0
     Other Deferred Credits                     2,327,062              0              0       2,327,062             0             0
                                              -----------   ------------    -----------    ------------  ------------   -----------
     Total Deferred Credits                     4,110,363              0              0       3,627,697       240,231       (46,065)
                                              -----------   ------------    -----------    ------------  ------------   -----------
Total Liab & Capitalization                    59,521,783    (27,518,776)    30,412,970      35,657,211     1,504,430     4,353,650
                                              ===========   ============    ===========    ============  ============   ===========



                                                   Consol                         MP            MP
                                                    UMPI        Synertec        Telecom     Affiliates
                                                ------------   -----------    -----------   ----------
Capitalization
   Common Equity
     Common Stock & PD in Capital                  3,524,189     5,074,217      2,000,000      10,000
     Loan to Leveraged ESOP                                0             0              0           0
     Unrealized Gains-Investments                          0             0              0           0
     Cumul Translation Adjustment                          0             0              0           0
     Retained Earnings                               946,544      (410,788)       (95,307)          0
   Preferred Stock
     5%                                                    0             0              0           0
     $6.70 Series                                          0             0              0           0
     $7.125 Series                                         0             0              0           0
   QUIPS                                                   0             0              0           0
   Long-Term Debt
     Bonds                                                 0             0              0           0
     Other Long-Term Debt                          2,264,012             0              0           0
     Unamortized Discount - Debt                           0             0              0           0
                                                ------------   -----------    -----------  ----------
     Total Capitalization                          6,734,745     4,663,429      1,904,693      10,000
                                                ------------   -----------    -----------  ----------

Current Liabilities
   Notes Payable                                           0             0              0           0
   Current Maturities                                174,821             0              0           0
   Accounts Payable
     Accounts Payable - Other                         20,617             0              0           0
     Accounts Payable - Associates                    29,587        95,121      1,171,402      12,030
   Accrued Taxes
     Federal Income Taxes                            (48,842)       42,750         (6,290)          0
     State Income Taxes                              (35,430)        3,090        (18,650)          0
     Other Accrued Taxes                              13,049             0              0           0
   Accrued Dividends & Interest
     Interest Accrued                                 44,783             0              0           0
     Dividends Declared                                    0             0              0           0
   Other
     Customer Deposits                                     0             0              0           0
     Tax Collections Payable                               0             0              0         341
     Misc Current & Accrued Liabilities               12,552             0              0           0
                                                ------------   -----------    -----------  ----------

     Total Current Liabilities                       211,136       140,961      1,146,462      12,371
                                                ------------   -----------    -----------  ----------
Deferred Credits
   Cont in Aid of Const                                    0             0              0           0
   Accum Deferred Income Taxes                       335,878       (60,410)        11,480           0
   Accum Def Inv Tax Credits                               0             0              0           0
   Other
     Minority Interest                                 1,552             0              0           0
     Other Deferred Credits                                0             0              0           0
                                                ------------   -----------    -----------  ----------
     Total Deferred Credits                          337,430       (60,410)        11,480           0
                                                ------------   -----------    -----------  ----------
Total Liab & Capitalization                        7,283,312     4,743,979      3,062,636      22,371
                                                ============   ===========    ===========  ==========


Exhibit A-1
Page 4 of 5

                                                                                      Minnesota Power - Consolidated
                                                                              MP Enterprises Consolidated Statement of Income
                                                                                         Current Period: Dec-97

                                           YTD-Dec-97                        MP                              Consol        Rainy
                                          Consolidated   Eliminations    Enterprises        BNI Coal        Services       River
                                          ------------   ------------    ------------     ------------    ------------  -----------
Revenue and Income
  Electric Operations
    Electric                                         0              0               0                0               0            0
    Electric - Misc                          4,199,724              0          27,637                0         724,529    2,555,619
    AFDC - Equity                                    0              0               0                0               0            0
    Gas                                              0              0               0                0               0            0
    Water (SWL&P)                                    0              0               0                0               0            0
    Coal                                    30,660,344              0               0       30,660,344               0            0
                                           -----------   ------------    ------------     ------------    ------------  -----------
      Total Electric Operations             34,860,068              0          27,637       30,660,344         724,529    2,555,619
  Water Operations
    Water                                            0              0               0                0               0            0
    Water - Misc                                     0              0               0                0               0            0
    AFDC - Equity                                    0              0               0                0               0            0
                                           -----------   ------------    ------------     ------------    ------------  -----------
      Total Water Operations                         0              0               0                0               0            0

  Auto Redistribution                                0              0               0                0               0            0

  Investments
    Investment                                       0              0               0                0               0            0
    Real Estate                                      0              0               0                0               0            0
    Other                                            0              0               0                0               0            0
    Equity in Subs                                   0     (2,284,325)      2,284,325                0               0            0
                                           -----------   ------------    ------------     ------------    ------------  -----------
      Total Investments                              0     (2,284,325)      2,284,325                0               0            0
                                           -----------   ------------    ------------     ------------    ------------  -----------

Total Operating Revenue and Income          34,860,067     (2,284,325)      2,311,962       30,660,344         724,528    2,555,619

Operating Expenses
  Fuel                                               0              0               0                0               0            0
  Purchased Power                                    0              0               0                0               0            0
  Operations
    Operation                               22,113,316              0          20,950       18,933,381         663,675    2,219,221
    Maintenance                              1,740,000              0               0        1,740,000               0            0
    Depreciation                             2,392,442              0               0        1,942,527         277,429       12,520
    Property Taxes                              47,288              0               0           31,303           4,677            0
    Other Taxes                                634,972              0               0          634,972               0            0
  Administrative and General                 4,871,110              0         516,944        1,321,062       1,577,711      849,296
  Minority Interest                                (94)             0               0                0               0            0
  Interest Expense
    Interest on Long-Term Debt               1,260,355              0               0        1,091,351               0            0
    Other Interest Expense                      79,588              0               0           25,482               0            0
    Amort of Interest Expense                        0              0               0                0               0            0
    AFDC - Debt                                      0              0               0                0               0            0
                                           -----------   ------------    ------------     ------------    ------------  -----------
      Total Operating Expenses              33,138,975              0         537,894       25,720,076       2,523,491    3,081,037



                                                  Consol                      MP           MP
                                                   UMPI       Synertec      Telecom    Affiliates
                                               ------------  -----------  -----------  -----------
Revenue and Income
  Electric Operations
    Electric                                              0            0            0            0
    Electric - Misc                                 348,170      527,213       16,555            0
    AFDC - Equity                                         0            0            0            0
    Gas                                                   0            0            0            0
    Water (SWL&P)                                         0            0            0            0
    Coal                                                  0            0            0            0
                                               ------------  -----------   ----------  -----------
      Total Electric Operations                     348,170      527,213       16,555            0
  Water Operations
    Water                                                 0            0            0            0
    Water - Misc                                          0            0            0            0
    AFDC - Equity                                         0            0            0            0
                                               ------------  -----------   ----------  -----------
      Total Water Operations                              0            0            0            0

  Auto Redistribution                                     0            0            0            0

  Investments
    Investment                                            0            0            0            0
    Real Estate                                           0            0            0            0
    Other                                                 0            0            0            0
    Equity in Subs                                        0            0            0            0
                                               ------------  -----------   ----------  -----------
      Total Investments                                   0            0            0            0
                                               ------------  -----------   ----------  -----------

Total Operating Revenue and Income                  348,171      527,213       16,555            0

Operating Expenses
  Fuel                                                    0            0            0            0
  Purchased Power                                         0            0            0            0
  Operations
    Operation                                       177,112            0      112,053      (13,075)
    Maintenance                                           0            0            0            0
    Depreciation                                    146,386        3,108       10,472            0
    Property Taxes                                   11,308            0            0            0
    Other Taxes                                           0            0            0            0
  Administrative and General                        113,040      423,386       56,596       13,075
  Minority Interest                                     (94)           0            0            0
  Interest Expense
    Interest on Long-Term Debt                      169,004            0            0            0
    Other Interest Expense                           54,106            0            0            0
    Amort of Interest Expense                             0            0            0            0
    AFDC - Debt                                           0            0            0            0
                                               ------------  -----------   ----------  -----------
      Total Operating Expenses                      670,861      426,494      179,122            0


Exhibit A-1
Page 5 of 5

                                                                                      Minnesota Power - Consolidated
                                                                               MP Enterprises Consolidated Statement of Income
                                                                                         Current Period: Dec-97

                                            YTD-Dec-97                        MP                             Consol        Rainy
                                           Consolidated   Eliminations    Enterprises       BNI Coal        Services       River
                                           ------------   ------------    ------------    ------------    ------------  -----------
Income from Equity Investments                        0              0               0               0               0            0
                                            -----------   ------------    ------------    ------------    ------------  -----------

Operating Income                              1,721,092     (2,284,325)      1,774,067       4,940,268      (1,798,963)    (525,418)

Distribution - QUIPS                                  0              0               0               0               0            0
Income Tax (Expense)                            264,074              0         211,100      (1,369,921)        744,153      217,178
                                            -----------   ------------    ------------    ------------    ------------  -----------

Net Income                                    1,985,166     (2,284,325)      1,985,167       3,570,347      (1,054,810)    (308,240)

Preferred Dividends                                   0              0               0               0               0            0
                                            -----------   ------------    ------------    ------------    ------------  -----------
Earnings Available for Common                 1,985,166     (2,284,325)      1,985,167       3,570,347      (1,054,810)    (308,240)
                                            ===========   ============    ============    ============    ============  ===========



                                            Consol                      MP          MP
                                             UMPI       Synertec      Telecom    Affiliates
                                          -----------  -----------  -----------  -----------
Income from Equity Investments                      0            0            0            0
                                          -----------  -----------  -----------  -----------

Operating Income                             (322,691)     100,720     (162,567)           0

Distribution - QUIPS                                0            0            0            0
Income Tax (Expense)                          435,980      (41,676)      67,260            0
                                          -----------  -----------   ----------  -----------

Net Income                                    113,289       59,044      (95,307)           0

Preferred Dividends                                 0            0            0            0
                                          -----------  -----------   ----------  -----------
Earnings Available for Common                 113,289       59,044      (95,307)           0
                                          ===========  ===========  ===========  ===========

Exhibit A-2
Page 1 of 1






                      Minnesota Power Services Group, Inc.

            Consolidating financial statements for Minnesota Power Services Group, Inc. have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-3
Page 1 of 3

                                                                    Minnesota Power - Consolidated
                                                             MP Water Resources Consolidated Balance Sheet
                                                                        Current Period: Dec-97

                                   YTD Dec-97                   MP Water     Florida                  Instr Ser           Florida
                                  Consolidated   Eliminations   Resources   Water Res      Heater       (ISI)      LAC  Gas Services
                                  ------------  -------------  ----------- ------------  -----------  ---------  ------ ------------
Assets
   Utility Plant- Water            425,111,770              0            0  371,204,980   53,906,790          0       0           0
   Accumulated Depreciation       (120,698,902)             0            0 (105,399,682) (15,299,220)         0       0           0
   Construction Work in Progress     9,574,075              0            0    9,563,730            0          0       0      10,345
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------
   Net Utility Plant               313,986,943              0            0  275,369,028   38,607,570          0       0      10,345
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------

Nonutility Property & Investments
   Nonutility & Other
     Nonutility Plant               10,459,112              0            0    5,547,097       10,520  2,296,913       0   2,604,582
     Accum Depreciation-
          Non Utility               (2,191,184)             0            0            0            0   (821,890)      0  (1,369,294)
     Goodwill                                0              0            0            0            0          0       0           0
     Other                                   0              0            0            0            0          0       0           0
   Investments                         247,179              0            0            0      247,179          0       0           0
   Investment in Assoc Company               0   (104,340,462) 104,340,462            0            0          0       0           0
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------
   Total Non utility Prop & Inv      8,515,107   (104,340,462) 104,340,462    5,547,097      257,698  1,475,023       0   1,235,288
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------

Current Assets
   Cash                              3,494,699              0      180,338    1,914,451      644,702    455,208       0     300,000
   Temporary Cash Investments        1,141,000              0            0            0    1,141,000          0       0           0
   Trade Accounts Receivable
     Customer Accounts Receivable   11,742,152              0            0    8,015,042      949,305  2,705,032       0      72,772
     Accum Provision for
          Uncol Acct                  (437,476)             0            0     (418,265)     (19,211)         0       0           0
   Other Accounts Receivable
     Notes Receivable                  155,408              0            0            0      155,408          0       0           0
     Other Account Receivable          779,650              0            0      350,744      428,905          0       0           0
     Accounts Rec from Assoc        29,301,712     (8,639,567)  14,988,806   20,194,696    2,608,168     94,601       0      55,008
   Plant and Operating Supplies        858,575              0            0      113,061      424,112    163,117       0     158,285
   Prepayments                         821,336              0            0      147,569      672,623      1,144       0           0
   Other Current Assets              1,418,094              0            0      571,545      759,697     86,853       0           0
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------
   Total Current Assets             49,275,150     (8,639,567)  15,169,144   30,888,844    7,764,709  3,505,954       0     586,066
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------

Deferred Debits
   Accum Deferred Income Taxes      16,468,483              0            0   16,457,541            0     10,942       0           0
   Other                            20,896,080              0            0   20,094,995            0    801,085       0           0
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------
   Total Deferred Debits            37,364,563              0            0   36,552,536            0    812,027       0           0
                                  ------------  -------------  -----------  -----------  -----------  ---------  ------  ----------
Total Assets                       409,141,763   (112,980,029) 119,509,606  348,357,506   46,629,978  5,793,004       0   1,831,699
                                  ============  =============  ===========  ===========  ===========  =========  ======  ==========


Exhibit A-3
Page 2 of 3

                                                                       Minnesota Power - Consolidated
                                                                MP Water Resources Consolidated Balance Sheet
                                                                          Current Period: Dec-97

                                      YTD Dec-97                    MP Water    Florida                Instr Ser           Florida
                                     Consolidated   Eliminations   Resources   Water Res     Heater      (ISI)    LAC   Gas Services
                                     ------------   ------------  ----------- -----------  ----------  ---------  ----- ------------
Capitalization
   Common Equity
     Common Stock & Paid in Capital    63,605,714    (83,660,581)  63,605,714  76,337,777   5,819,036      9,140      0  1,494,628
     Retained Earnings                 55,723,562    (20,679,881)  55,723,555  13,641,218   6,783,384    229,950      0     25,336
   Bonds                              118,113,423              0            0 118,113,423           0          0      0          0
   Other Long Term Debt                14,246,821              0            0           0  14,246,821          0      0          0
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------

   Total Capitalization               251,689,520   (104,340,462) 119,329,268 208,092,419  26,849,241    239,090      0  1,519,964
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------

Current Liabilities
   Notes Payable                                0              0            0           0           0          0      0          0
   Current Maturities                     555,452              0            0     194,529     360,924          0      0          0
   Accounts Payable
     Accounts Payable                   5,495,526              0            0   3,975,078     211,045  1,309,404      0          0
     Acct Payable Assoc Co              2,562,459     (4,650,761)     180,338   2,737,590      64,252  3,931,040      0    300,000
   Accrued Taxes
     Federal Income Taxes                (207,440)             0            0           0       3,001   (210,441)     0          0
     State Income Taxes                  (149,558)             0            0           0    (149,558)         0      0          0
     Other Accrued Taxes                8,452,623              0            0   7,970,940      89,581    384,492      0      7,611
   Accrued Interest                     2,841,561              0            0   2,841,561           0          0      0          0
Other
   Customer Deposits                    2,143,824              0            0   1,838,717     305,107          0      0          0
   Tax Collections Payable                      0              0            0           0           0          0      0          0
   Misc Curr & Accrued Liabilities      5,179,452              0            0   3,367,071   1,743,760     68,622      0          0
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------

   Total Current Liabilities           26,873,898     (4,650,761)     180,338  22,925,484   2,628,111  5,483,116      0    307,611
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------

Deferred Credits
   Contributions in Aid of Constru    101,231,137              0            0  82,238,762  18,988,251          0      0      4,124
   Deferred Income Taxes               20,792,542              0            0  22,557,369  (1,835,625)    70,798      0          0
   Deferred Investment Tax Credits      1,673,228              0            0   1,673,228           0          0      0          0
   Other
     Minority Interest                          0              0            0           0           0          0      0          0
     Other Deferred Credits             6,881,438     (3,988,806)           0  10,870,244           0          0      0          0
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------

   Total Deferred Credits             130,578,345     (3,988,806)           0 117,339,603  17,152,626     70,798      0      4,124
                                     ------------   ------------  ----------- -----------  ----------  ---------  -----  ---------


Total Liabilities and
   Capitalization                     409,141,763   (112,980,029) 119,509,606 348,357,506  46,629,978  5,793,004      0  1,831,699
                                     ============   ============  =========== ===========  ==========  =========  =====  =========



Exhibit A-3
Page 3 of 3

                                                                  Minnesota Power - Consolidated
                                                        MP Water Resources Consolidated Statement of Income
                                                                      Current Period: Dec-97

                                YTD Dec-97                 MP Water       Florida               Instr Ser                Florida
                              Consolidated  Eliminations   Resources     Water Res    Heater      (ISI)        LAC     Gas Services
                              ------------  ------------  ------------  ----------- ----------  ---------  ----------  ------------
Revenue
     Water                      78,069,089             0             0  68,874,642   9,194,447          0           0            0
     Water Misc                 14,962,937    (2,467,408)            0   7,598,586     837,605  8,001,341           0      992,813
     AFDC                          246,268             0             0     246,268           0          0           0            0
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

   Total Water Operations       93,278,295    (2,467,408)            0  76,719,496  10,032,053  8,001,341           0      992,813
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

     Investment                  6,780,754    (1,641,395)    6,174,504   1,530,891     716,753          0           0            0
     Real Estate                38,803,716             0             0           0           0          0  38,803,716            0
     Other                         230,517             0       230,517           0           0          0           0            0
     Gain on Sale                        0             0             0           0           0          0           0            0
     Equity in Subs                      0   (17,373,996)   17,373,996           0           0          0           0            0
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

   Total Inv and Other Income   45,814,987   (19,015,391)   23,779,018   1,530,891     716,753          0  38,803,716            0
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

Total Oper Revenue and Income  139,093,282   (21,482,799)   23,779,018  78,250,387  10,748,806  8,001,341  38,803,716      992,813
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

Operating Expenses
   Operation                    40,758,694    (2,467,408)            0  26,421,593   3,393,479  5,715,753   7,010,253      685,023
   Maintenance                   5,441,523             0             0   5,242,167     199,356          0           0            0
   Depreciation                 11,622,734             0       289,968   9,222,557   1,466,117    389,527     153,169      101,395
   Property Taxes                4,235,139             0             0   4,113,458     121,681          0           0            0
   Other Taxes                   4,792,712             0             0   4,227,419     539,341          0           0       25,952
   Admin and General            28,041,865             0     2,910,751   7,924,802   2,060,109  2,387,487  12,620,079      138,636
   Minority Interest             2,309,484     2,309,484             0           0           0          0           0            0
   Interest Expense
     Interest on LTD            11,454,757    (1,641,395)    1,287,600   9,969,088   1,007,979          0     831,485            0
     Other Interest Exp            437,847             0        78,621     257,887      72,081     28,699           0          559
     Amort of Debt Exp                   0             0             0           0           0          0           0            0
     AFDC-Debt                    (341,647)            0             0    (341,647)          0          0           0            0
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

     Total Operating Expenses  108,753,108    (1,799,319)    4,566,941  67,037,324   8,860,144  8,521,466  20,614,986      951,566
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

Operating Income                30,340,174   (19,683,480)   19,212,077  11,213,063   1,888,662   (520,125) 18,188,730       41,247
Income Tax Expense             (12,033,784)            0      (905,687) (3,957,745)   (782,430)   269,302  (6,641,313)     (15,911)
                              ------------  ------------  ------------  ----------  ----------  ---------  ----------  -----------

Net Income                      18,306,390   (19,683,480)   18,306,390   7,255,318   1,106,232   (250,823) 11,547,417       25,336
                              ============  ============  ============  ==========  ==========  =========  ==========  ===========


Exhibit A-4
Page 1 of 1






                         MP Real Estate Holdings, Inc.

            Consolidating financial statements for MP Real Estate Holdings, Inc. have been excluded from this exhibit because for 1997 the material subsidiary, Lehigh Acquisition Corporation, is included in other exhibits. The consolidated statement of income for Lehigh Acquisition Corporation is combined with the consolidating financial statements of MP Water Resources and filed as Exhibit A-3. The consolidating balance sheet is presented as MP Real Estate in the consolidating financial statements of Minnesota Power & Light Company filed as Exhibit A. The assets of Lehigh Acquisition Corporation were transferred from MP Water Resources to MP Real Estate Holdings, Inc. on December 31, 1997.

Exhibit A-5
Page 1 of 6

                       LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF                  31-Dec-97
                       INCOME STATEMENT FOR THE                        12 MONTHS ENDED                                    31-Dec-97
                                                                                  COMBINED
                                                                                  ENTITIES                              CONSOLIDATED
                                                         PURCHASE ACCOUNTING    ADJUSTED FOR   LEHIGH     ELIMINATIONS    LEHIGH
                                             COMBINED        ADJUSTMENTS          PURCHASE   ACQUISITION      AND       ACQUISITION
                                             ENTITIES       DR          CR        ADJUSTMTS  CORPORATION  ADJUSTMENTS   CORPORATION
                                           -----------  ----------  ----------  ------------ -----------  ------------  -----------
                    ASSETS

Cash and cash equivalents                    5,520,568                            5,520,568      172,903                  5,693,471
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec           549,057                              549,057                                 549,057

Contracts receivable-postacquisition:
   Homesites, net of allowance for cancels   5,496,960                            5,496,960                               5,496,960
   Timeshare                                   406,599                              406,599                                 406,599
   Commercial notes                         15,404,423                           15,404,423                              15,404,423
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
   Total contracts receivable-postacq       21,307,982                           21,307,982                              21,307,982
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------

Contracts receivable-preacquisition          6,440,385     235,303                6,675,688                               6,675,688

Due from affiliates:
   Water and wastewater connections          4,061,029                            4,061,029                               4,061,029
   Tax share                                                                                   4,449,399    (4,403,399)      46,000
   Other                                    13,711,999                           13,711,999                (13,711,999)
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
   Total due from affiliates                17,773,028                           17,773,028    4,449,399   (18,115,398)   4,107,029
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
Investments/advances to subsidiaries                                                          64,191,274   (64,191,274)

Property and equipment                       1,684,571   2,760,653                4,445,224                               4,445,224
  Less accum depreciation                   (1,082,501)              2,529,939   (3,612,440)                             (3,612,440)
  Less bargain differential-PP&E                                       140,073     (140,073)                               (140,073)
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
     Net property and equipment                602,070   2,760,653   2,670,012      692,711                                 692,711
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------

Land, land improvements and CIP             42,000,142   4,671,722               46,671,864                              46,671,864
  Less bargain differential-land                         4,589,704  21,174,529  (16,584,825)                            (16,584,825)
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
     Net land, land improvements            42,000,142   9,261,426  21,174,529   30,087,039                              30,087,039
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------

Investment in joint venture                    923,396                 451,699      471,697                                 471,697
Deferred Income Tax                                                                           16,877,642                 16,877,642
Other assets                                   212,845                              212,845                                 212,845
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
                                            95,329,473              12,038,858   83,290,615   85,691,218   (82,306,672)  86,675,161
                                           ===========  ==========  ==========  ===========  ===========  ============  ===========

        LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                         602,060                              602,060                                 602,060
Customer Deposits

Accrued expenses:
   Real estate taxes                             7,455                                7,455                                   7,455
   Other                                     3,245,922                            3,245,922                               3,245,922
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
   Total accrued expenses                    3,253,377                            3,253,377                               3,253,377
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
Due to affiliates:
   Utility fee credit                        1,250,000                            1,250,000                               1,250,000
   Tax share                                 4,403,400                            4,403,400                 (4,403,400)
   Other                                                                                      13,711,999   (13,711,999)
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
   Total due to affiliates                   5,653,400                            5,653,400   13,711,999   (18,115,399)   1,250,000
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
Contingency reserves                         3,851,274                            3,851,274                               3,851,274
Deferred income                                888,014                 258,682    1,146,696                               1,146,696
Income taxes payable                            74,891                               74,891                                  74,891
Notes payable                                    8,879                                8,879                                   8,879
Notes payable - long term                    4,508,765                            4,508,765                               4,508,765
Minority interest

Common stock and R/E (deficit):
  Common stock                                  21,100                               21,100          117       (21,100)         117
  Capital in excess of par value            88,738,150  56,219,827               32,518,323    5,952,293   (32,518,323)   5,952,293
  Retained earnings (deficit)              (12,270,437)             43,922,287   31,651,850   66,026,809   (31,651,850)  66,026,809
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
    Total C/S and R/E (deficit)             76,488,813  56,219,827  43,922,287   64,191,273   71,979,219   (64,191,273)  71,979,219
                                           -----------  ----------  ----------  -----------  -----------  ------------  -----------
                                            95,329,473  12,038,858               83,290,615   85,691,218   (82,306,672)  86,675,161
                                           ===========  ==========  ==========  ===========  ===========  ============  ===========


Exhibit A-5
Page 2 of 6

                         LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF                31-Dec-97
                         INCOME STATEMENT FOR THE                12 MONTHS ENDED                                          31-Dec-97
                                                                                    COMBINED
                                                                                    ENTITIES
                                                                                    ADJUSTED                            CONSOLIDATED
                                                            PURCHASE ACCOUNTING       FOR        LEHIGH    ELIMINATIONS    LEHIGH
                                             COMBINED           ADJUSTMENTS         PURCHASE   ACQUISITION     AND       ACQUISITION
                                             ENTITIES        DR            CR      ADJUSTMTS   CORPORATION ADJUSTMENTS   CORPORATION
                                            -----------  -----------   ----------- ----------- ----------- ------------ ------------
Revenues:
  Lots with roads only                        1,738,722                              1,738,722                            1,738,722
  Builder lots (serviced)                     2,013,404                              2,013,404                            2,013,404
  Other lot sales                             7,696,954                              7,696,954                            7,696,954
    Less estimated uncollectible sales         (328,785)                              (328,785)                            (328,785)
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
      Net homesite sales                     11,120,295                             11,120,295                           11,120,295
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
  Commercial/bulk land sales                 20,340,091                    832,685  21,172,776                           21,172,776
  Timeshare sales
  Residential sales
  Discount earned on acquired receivables     2,601,855                  1,024,319   3,626,174                            3,626,174

  Bargain differential earned:
    Lots with roads only                                                 2,516,244   2,516,244                            2,516,244
    Builder lots (serviced)                                                837,208     837,208                              837,208
    Timeshare
    Commercial/bulk land                                                 1,217,146   1,217,146                            1,217,146
    Receivables
    Property and equipment
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
      Total bargain differential earned                                  4,570,598   4,570,598                            4,570,598
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------

  Finance income                              1,312,333                              1,312,333      13,378                1,325,711
  Operating revenues - subsidiaries             200,842                     19,257     220,099                              220,099
  Other revenues                              4,887,582    3,548,921                 1,338,661                            1,338,661
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
         Total revenues                      40,462,998    3,548,921     6,446,859  43,360,936      13,378               43,374,314
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------

Cost of Sales:
  Lots with roads only                        6,174,977                  3,023,014   3,151,963                            3,151,963
  Builder lots (serviced)                     1,637,255      308,435                 1,945,690                            1,945,690
  Other lot sales                             1,448,757                              1,448,757                            1,448,757
  Commercial/bulk land sales                  4,314,245      720,196                 5,034,441                            5,034,441
  Timeshare sales
  Residential sales
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
     Total cost of sales                     13,575,234    1,028,631     3,023,014  11,580,851                           11,580,851
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------

Expenses:
  Selling expenses                            6,174,105                              6,174,105                            6,174,105
  Property taxes                              2,724,681                              2,724,681                            2,724,681
  General and administrative expenses         3,960,578                    273,144   3,687,434    (210,449)               3,476,985
  Operating expenses - subsidiaries              40,043                     15,107      24,936                               24,936
  Other expenses                                259,372                     40,000     219,372                              219,372
  Depreciation                                  158,314                      5,256     153,058         111                  153,169
  Interest expense                              657,425                                657,425     174,060                  831,485
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
       Total expenses                        13,974,518                    333,507  13,641,011     (36,278)              13,604,733
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                   12,913,246    4,577,552     9,803,380  18,139,074      49,656               18,188,730

Provision for (reduction) income taxes:
  Current                                     5,134,232                              5,134,232  (5,186,762)                 (52,530)
  Deferred                                                                                       6,693,843                6,693,843
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
                                              5,134,232                              5,134,232   1,507,081                6,641,313
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                   7,779,014    4,577,552     9,803,380  13,004,842  (1,457,425)              11,547,417
Minority interest
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries       7,779,014    4,577,552     9,803,380  13,004,842  (1,457,425)              11,547,417
Equity in earnings of subsidiaries                                                              13,004,842  (13,004,842)
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
Net income (loss)                             7,779,014    4,577,552     9,803,380  13,004,842  11,547,417  (13,004,842) 11,547,417
R/E (deficit) begin of period               (15,349,451)                38,696,459  23,347,008  54,479,392  (23,347,008) 54,479,392
Dividends from (advances to) subs            (4,700,000)                            (4,700,000)               4,700,000
                                            -----------  -----------   -----------  ----------  ----------  -----------  ----------
R/E (deficit) end of period                 (12,270,437)                43,922,287  31,651,850  66,026,809  (31,651,850) 66,026,809
                                            ===========  ===========   ===========  ==========  ==========  ===========  ==========


Exhibit A-5
Page 3 of 6

                                      COMBINED ENTITIES CONSOLIDATING BALANCE SHEET AS OF                          31-Dec-97
                                      INCOME STATEMENT FOR THE                     12 MONTHS ENDED                 31-Dec-97
                                               LEHIGH
                                             CORPORATION   INTERLACHEN  SUNDOWNER                                        TOTAL
                                                 AND          LAKES     PROPERTIES,                         SRC OF      COMBINED
                                             SUBSIDIARIES    ESTATES       INC.                             FLORIDA     ENTITIES
                                            -------------  -----------  ----------- -------- ---------    -----------  ----------
                    ASSETS
Cash and cash equivalents                    5,474,994       25,849        19,725                                       5,520,568
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec           490,008       25,161        33,888                                         549,057

Contracts receivable-postacquisition:
   Homesites, net of allowance for cancels   5,222,584      102,052       172,324                                       5,496,960
   Timeshare                                   406,599                                                                    406,599
   Commercial notes                         15,404,423                                                                 15,404,423
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
   Total contracts receivable-postacq       21,033,606      102,052       172,324                                      21,307,982
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------

Contracts receivable-preacquisition          6,440,385                                                                  6,440,385

Due from affiliates:
   Water and wastewater connections          4,061,029                                                                  4,061,029
   Tax share
   Other                                    12,229,564      567,912       563,469                           351,054    13,711,999
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
   Total due from affiliates                16,290,593      567,912       563,469                           351,054    17,773,028
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
Investments/advances to subsidiaries

Property and equipment                       1,684,571                                                                  1,684,571
  Less accum depreciation                   (1,082,501)                                                                (1,082,501)
  Less bargain differential-PP&E
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
     Net property and equipment                602,070                                                                    602,070
                                            ----------   ----------    ----------   -------  --------    ----------   -----------

Land, land improvements and CIP             41,958,154                     41,988                                      42,000,142
  Less bargain differential-land
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
     Net land, land improvements            41,958,154                     41,988                                      42,000,142
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------

Investment in joint venture                    923,396                                                                    923,396
Deferred Income Tax
Other assets                                   212,845                                                                    212,845
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
                                            93,426,051      720,974       831,394                           351,054    95,329,473
                                            ==========   ==========    ==========   ======== =========   ==========   ===========

  LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                         602,060                                                                    602,060
Customer Deposits

Accrued expenses:
   Real estate taxes                             7,455                                                                      7,455
   Other                                     3,244,862                      1,060                                       3,245,922
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
   Total accrued expenses                    3,252,317                      1,060                                       3,253,377
                                            ----------   ----------    ----------   -------- ---------   ----------   -----------
Due to affiliates:
   Utility fee credit                        1,250,000                                                                  1,250,000
   Tax share                                 4,403,400                                                                  4,403,400
   Other
                                            ----------   ----------    ----------   -------  --------    ---------    -----------
   Total due to affiliates                   5,653,400                                                                  5,653,400
                                            ----------   ----------    ----------   -------- ---------   ---------    -----------
Contingency reserves                         3,851,274                                                                  3,851,274
Deferred income                                888,014                                                                    888,014
Income taxes payable                            74,891                                                                     74,891
Notes payable                                    8,879                                                                      8,879
Notes payable - long term                    4,508,765                                                                  4,508,765
Minority interest

Common stock and R/E (deficit):
  Common stock                                     500       20,000           500                              100         21,100
  Capital in excess of par value            79,290,534    2,089,678     7,249,487                          108,451     88,738,150
  Retained earnings (deficit)               (4,704,583)  (1,388,704)   (6,419,653)                         242,503    (12,270,437)
                                            ----------   ----------    ----------   -------- ---------   ---------    -----------
    Total C/S and R/E (deficit)             74,586,451      720,974       830,334                          351,054     76,488,813
                                            ----------   ----------   ----------    -------  ---------   ---------    -----------
                                            93,426,051      720,974       831,394                          351,054     95,329,473
                                            ==========   ==========    ==========   ======== =========   =========    ===========


Exhibit A-5
Page 4 of 6

                         COMBINED ENTITIES CONSOLIDATING BALANCE SHEET AS OF                                              31-Dec-97
                         INCOME STATEMENT FOR THE                12 MONTHS ENDED                                          31-Dec-97
                                              LEHIGH
                                           CORPORATION  INTERLACHEN   SUNDOWNER                                       TOTAL
                                               AND         LAKES     PROPERTIES,                        SRC OF       COMBINED
                                           SUBSIDIARIES   ESTATES       INC.                            FLORIDA      ENTITIES
                                           ------------ -----------  ----------- --------  ---------   ---------   ------------

Revenues:
  Lots with roads only                       1,738,722                                                               1,738,722
  Builder lots (serviced)                    2,013,404                                                               2,013,404
  Other lot sales                            7,696,954                                                               7,696,954
    Less estimated uncollectible sales        (328,785)                                                               (328,785)
                                            ----------   ---------   ----------  --------  ---------   ---------   -----------
      Net homesite sales                    11,120,295                                                              11,120,295
                                            ----------   ---------   ----------  --------  ---------   ---------   -----------
  Commercial/bulk land sales                20,340,091                                                              20,340,091
  Timeshare sales
  Residential sales
  Discount earned on acquired receivables    2,014,947     277,889     309,019                                       2,601,855

  Bargain differential earned:
    Lots with roads only
    Builder lots (serviced)
    Timeshare
    Commercial/bulk land
    Receivables
    Property and equipment
                                            ----------   ---------   ---------   --------  ---------   --------    -----------
      Total bargain differential earned

                                            ----------   ---------   ---------   --------  ---------   --------    -----------

  Finance income                             1,284,669      11,616      16,048                                       1,312,333
  Operating revenues - subsidiaries                         32,353     143,415                           25,074        200,842
  Other revenues                             4,887,582                                                               4,887,582
                                            ----------   ---------   ---------   --------  ---------   --------    -----------
         Total revenues                     39,647,584     321,858     468,482                           25,074     40,462,998
                                            ----------   ---------   ---------   --------  ---------   --------    -----------

Cost of Sales:
  Lots with roads only                       6,174,977                                                               6,174,977
  Builder lots (serviced)                    1,637,255                                                               1,637,255
  Other lot sales                            1,448,757                                                               1,448,757
  Commercial/bulk land sales                 4,314,245                                                               4,314,245
  Timeshare sales
  Residential sales
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
     Total cost of sales                    13,575,234                                                              13,575,234
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------

Expenses:
  Selling expenses                           6,165,548        3,822       4,735                                      6,174,105
  Property taxes                             2,708,292        4,526      11,863                                      2,724,681
  General and administrative expenses        3,720,455      120,123     120,000                                      3,960,578
  Operating expenses - subsidiaries             24,386                   15,107                              550        40,043
  Other expenses                               259,372                                                                 259,372
  Depreciation                                 158,314                                                                 158,314
  Interest expense                             657,425                                                                 657,425
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
       Total expenses                       13,693,792      128,471     151,705                              550    13,974,518
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                  12,378,558      193,387     316,777                           24,524    12,913,246

Provision for (reduction) income taxes:
  Current                                    5,124,177                                                    10,055     5,134,232
  Deferred
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
                                             5,124,177                                                    10,055     5,134,232
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                  7,254,381      193,387     316,777                           14,469     7,779,014
Minority interest
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries      7,254,381      193,387     316,777                           14,469     7,779,014
Equity in earnings of subsidiaries
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
Net income (loss)                            7,254,381      193,387     316,777                           14,469     7,779,014
R/E (deficit) begin of period               (7,258,964)  (1,582,091) (6,736,430)                         228,034   (15,349,451)
Dividends from (advances to) subs           (4,700,000)                                                             (4,700,000)
                                            ----------   ----------  ----------  --------  ---------   ---------   -----------
R/E (deficit) end of period                 (4,704,583)  (1,388,704) (6,419,653)                         242,503   (12,270,437)
                                            ==========   ==========  ==========  ========  =========   =========   ===========


Exhibit A-5
Page 5 of 6

                     LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF                                31-Dec-97
                     INCOME STATEMENT FOR THE                    12 MONTHS ENDED                                          31-Dec-97

                                          SUGARMILL       PALM                                                         TOTAL LEHIGH
                                            WOODS         COAST      CLIFFSIDE                                         CORPORATION
                                         COMMUNITIES,    HOLDINGS,  PROPERTIES   ENTERPRISE     LEHIGH                     AND
                                             INC.          INC.        INC.      LEHIGH,INC.  CORPORATION ELIMINATIONS SUBSIDIARIES
                                         ------------   ----------- ----------   ------------ ----------- ------------ ------------
                    ASSETS

Cash and cash equivalents                   223,205      1,719,018                    2,246    3,530,525                 5,474,994
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec                       188,274                   37,844      263,890                   490,008

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                571,448      3,149,492                             1,501,644                 5,222,584
   Timeshare                                                                                     406,599                   406,599
   Commercial notes                                      7,415,051                1,350,000    6,639,372                15,404,423
                                         ----------    -----------  ----------   ----------  -----------  -----------   ----------
   Total contracts receivable-postacq       571,448     10,564,543                1,350,000    8,547,615                21,033,606
                                         ----------    -----------  ----------   ----------  -----------  -----------   ----------

Contracts receivable-preacquisition                      5,696,000                               744,385                 6,440,385

Due from affiliates:
   Water and wastewater connections                                                            4,061,029                 4,061,029
   Tax share                                                                         56,400                   (56,400)
   Other                                    816,874                  3,302,877      150,595   17,071,550   (9,112,332)  12,229,564
                                         ----------    -----------  ----------   ----------  -----------  -----------   ----------
   Total due from affiliates                816,874                  3,302,877      206,995   21,132,579   (9,168,732)  16,290,593
                                         ----------    -----------  ----------   ----------  -----------  -----------   ----------
Investments/advances to subsidiaries                                                          72,473,416  (72,473,416)

Property and equipment                        7,919         94,015                             1,582,637                 1,684,571
  Less accum depreciation                    (1,662)       (16,654)                           (1,064,185)               (1,082,501)
  Less bargain differential-PP&E
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
     Net property and equipment               6,257         77,361                               518,452                   602,070
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------

Land, land improvements and CIP           2,917,265     20,147,215                            18,893,674                41,958,154
  Less bargain differential-land
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
     Net land, land improvements          2,917,265     20,147,215                            18,893,674                41,958,154
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------

Investment in joint venture                                                                      923,396                   923,396
Deferred Income Tax
Other assets                                 54,118        101,066                  1,800         55,861                   212,845
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
                                          4,589,167     38,493,477   3,302,877  1,598,885    127,083,793  (81,642,148)  93,426,051
                                         ==========    ===========  ========== ==========    ===========  ===========   ==========

    LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                        4,514        540,500                 28,211         28,835                   602,060
Customer Deposits

Accrued expenses:
   Real estate taxes                          2,479          4,976                                                         7,455
   Other                                     69,136      2,021,507                 24,500      1,129,719                 3,244,862
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
   Total accrued expenses                    71,615      2,026,483                 24,500      1,129,719                 3,252,317
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
Due to affiliates:
   Utility fee credit                                                                          1,250,000                 1,250,000
   Tax share                                 52,600      1,227,900                             3,179,300      (56,400)   4,403,400
   Other                                                 9,112,332                                         (9,112,332)
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
   Total due to affiliates                   52,600     10,340,232                             4,429,300   (9,168,732)   5,653,400
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
Contingency reserves                                     1,189,675                             2,661,599                 3,851,274
Deferred income                                                                   438,471        261,969      187,574      888,014
Income taxes payable                         11,915         62,976                                                          74,891
Notes payable                                                                                      8,879                     8,879
Notes payable - long term                                4,508,765                                                       4,508,765
Minority interest

Common stock and R/E (deficit):
  Common stock                                  500            500       1,000         50            500       (2,050)         500
  Capital in excess of par value          6,903,938     13,602,350     909,424    699,567     79,290,534  (22,115,279)  79,290,534
  Retained earnings (deficit)            (2,455,915)     6,221,996   2,392,453    408,086     39,272,458  (50,543,661)  (4,704,583)
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
    Total C/S and R/E (deficit)           4,448,523     19,824,846   3,302,877  1,107,703    118,563,492  (72,660,990)  74,586,451
                                         ----------    -----------  ---------- ----------    -----------  -----------   ----------
                                          4,589,167     38,493,477   3,302,877  1,598,885    127,083,793  (81,642,148)  93,426,051
                                         ==========    ===========  ========== ==========    ===========  ===========   ==========


Exhibit A-5
Page 6 of 6

                          LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF                           31-Dec-97
                          INCOME STATEMENT FOR THE                    12 MONTHS ENDED                                     31-Dec-97

                                            SUGARMILL      PALM                                                        TOTAL LEHIGH
                                              WOODS        COAST     CLIFFSIDE                                         CORPORATION
                                           COMMUNITIES,  HOLDINGS,   PROPERTIES  ENTERPRISE    LEHIGH                      AND
                                               INC.         INC.        INC.     LEHIGH,INC. CORPORATION ELIMINATIONS  SUBSIDIARIES
                                           ------------ -----------  ----------  ----------- ----------- ------------  ------------
Revenues:
  Lots with roads only                                                                       1,738,722                   1,738,722
  Builder lots (serviced)                                                                    2,013,404                   2,013,404
  Other lot sales                            2,042,275   5,654,679                                                       7,696,954
    Less estimated uncollectible sales            (700)   (328,085)                                                       (328,785)
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
      Net homesite sales                     2,041,575   5,326,594                           3,752,126                  11,120,295
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
  Commercial/bulk land sales                    70,000  15,825,751                 340,564   4,291,350      (187,574)   20,340,091
  Timeshare sales
  Residential sales
  Discount earned on acquired receivables                1,691,310                             323,637                   2,014,947

  Bargain differential earned:
    Lots with roads only
    Builder lots (serviced)
    Timeshare
    Commercial/bulk land
    Receivables
    Property and equipment
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
      Total bargain differential earned

                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------

  Finance income                                34,210     508,078                  41,030     701,351                   1,284,669
  Operating revenues - subsidiaries
  Other revenues                                              (423)                          4,888,005                   4,887,582
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
         Total revenues                      2,145,785  23,351,310                 381,594  13,956,469      (187,574)   39,647,584
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------

Cost of Sales:
  Lots with roads only                                                                       6,174,977                   6,174,977
  Builder lots (serviced)                                                                    1,637,255                   1,637,255
  Other lot sales                              652,163     796,594                                                       1,448,757
  Commercial/bulk land sales                    24,086   2,825,132                           1,465,027                   4,314,245
  Timeshare sales
  Residential sales
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
     Total cost of sales                       676,249   3,621,726                           9,277,259                  13,575,234
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------

Expenses:
  Selling expenses                             602,626   4,674,589                             888,333                   6,165,548
  Property taxes                               148,385   1,625,446                             934,461                   2,708,292
  General and administrative expenses          285,690   1,749,028                           1,685,737                   3,720,455
  Operating expenses - subsidiaries                                      1,360      23,026                                  24,386
  Other expenses                                                                               259,372                     259,372
  Depreciation                                   1,150      15,282                             141,882                     158,314
  Interest expense                                  68     656,110                               1,247                     657,425
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
       Total expenses                        1,037,919   8,720,455       1,360      23,026   3,911,032                  13,693,792
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                     431,617  11,009,129      (1,360)    358,568     768,178      (187,574)   12,378,558

Provision for (reduction) income taxes:
  Current                                      204,715   4,968,576     (17,976)    (31,138)                              5,124,177
  Deferred
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
                                               204,715   4,968,576     (17,976)    (31,138)                              5,124,177
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                    226,902   6,040,553      16,616     389,706     768,178      (187,574)    7,254,381
Minority interest
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries        226,902   6,040,553      16,616     389,706     768,178      (187,574)    7,254,381
Equity in earnings of subsidiaries                                                          11,712,031   (11,712,031)
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
Net income (loss)                              226,902   6,040,553      16,616     389,706  12,480,209   (11,899,605)    7,254,381
R/E (deficit) begin of period               (2,682,817)    181,443   2,375,837      18,380  31,492,249   (38,644,056)   (7,258,964)
Dividends from (advances to) subs                                                           (4,700,000)                 (4,700,000)
                                            ----------  ----------   ---------   ---------  ----------   -----------   -----------
R/E (deficit) end of period                 (2,455,915)  6,221,996   2,392,453     408,086  39,272,458   (50,543,661)   (4,704,583)
                                            ==========  ==========   =========   =========  ==========   ===========   ===========


Exhibit A-6
Page 1 of 3

                                                                 HEATER UTILITIES, INC.
                                                               CONSOLIDATED BALANCE SHEET
                                                                   December 31, 1997


                                                                     BROOKWOOD     UPSTATE    EMERGENCY
                                          HEATER        LAGRANGE       WATER       HEATER      UTILITY
                                         UTILITIES     WATERWORKS   CORPORATION   UTILITIES   OPERATIONS ELIMINATIONS CONSOLIDATED
                                        ------------  ------------  -----------   ----------  ---------- ------------ ------------
ASSETS
  Property Plant and Equipment
    Utility Plant                         42,572,963     4,275,874   8,600,944     1,504,144    84,052                  57,037,978
    Non Utility Property                      10,520                                                                        10,520
                                        ------------  ------------  ----------    ----------   -------   -----------  ------------
                                          42,583,483     4,275,874   8,600,944     1,504,144    84,052             0    57,048,497

    Acquisition Adjustment                (3,054,649)      (37,682)     66,470      (105,326)                           (3,131,187)
    Allowance for Depreciation           (10,744,267)   (1,287,009) (2,814,698)     (448,614)   (4,632)                (15,299,220)
                                        ------------  ------------  ----------    ----------   -------   -----------  ------------
                                         (13,798,916)   (1,324,691) (2,748,228)     (553,940)   (4,632)            0   (18,430,407)
  Investments
   Other Investments                       2,882,019                                                                     2,882,019
    Investments In Subs.                   2,089,865                                                      (2,089,865)            0
                                        ------------  ------------  ----------    ----------   -------   -----------  ------------
                                           4,971,884             0           0             0         0    (2,089,865)    2,882,019
  Current Assets
    Cash                                     574,042         9,292      56,272            75                               639,681
    Working Funds                              3,899           340          29           750                                 5,018
    Investment in CD's                       971,000        90,000      30,000        50,000                             1,141,000
    Customer Accounts Receivable             668,156        75,645     151,176        44,232    10,096                     949,305
    Allowance for Doubtful Accounts          (12,970)       (1,656)     (3,059)       (1,525)                              (19,211)
    Notes Receivable-Assoc. Co.            2,842,403                     6,219                            (2,842,403)        6,219
    Notes Receivable                          50,391        95,492       3,307                                             149,189
    Other Accounts Receivable                393,491         2,862       5,879                                             402,233
    Accounts Receivable - Assoc. Co.        (172,037)        3,604    (202,064)                              370,497            (0)
    Materials & Supplies                     336,380         8,122      65,266        14,344                               424,112
    Prepayments                               85,217         1,973       3,422         2,723       218                      93,552
                                        ------------  ------------  ----------    ----------   -------   -----------  ------------
                                           5,739,970       285,674     116,447       110,599    10,314    (2,471,906)    3,791,098
Other Assets & Deferred Charges
  Deferred Rate Case Charges                  97,851                    10,371           300                               108,522
  Deferred Finance Charges                   751,011                                                                       751,011
  Miscellaneous Prepaids                     371,975         2,796      93,020         2,152     1,106                     471,049
                                        ------------  ------------  ----------    ----------   -------   -----------   -----------
Total Other Assets & Deferred Charges      1,220,837         2,796     103,391         2,452     1,106             0     1,330,582

  Regulatory Assets                                0                     7,101         1,085                       0         8,186
                                        ------------  ------------  ----------    ----------   -------   -----------   -----------
         Total Assets                     40,717,258     3,239,654   6,079,655     1,064,341    90,839    (4,561,771)   46,629,975
                                        ============  ============  ==========    ==========   =======   ===========   ===========

Exhibit A-6
Page 2 of 3

                                                              HEATER UTILITIES, INC.
                                                            CONSOLIDATED BALANCE SHEET
                                                                December 31, 1997

                                                                        BROOKWOOD     UPSTATE   EMERGENCY
                                          HEATER         LAGRANGE         WATER       HEATER     UTILITY
                                         UTILITIES      WATERWORKS     CORPORATION   UTILITIES  OPERATIONS ELIMINATIONS CONSOLIDATED
                                        -----------   ---------------  -----------  ----------- ---------- ------------ ------------
LIABILITIES & SHAREHOLDERS' EQUITY
  Shareholders' Equity
    Stock                                   (13,500)          21,214       (7,500)      (1,000)               (12,714)      (13,500)
    Additional Paid In Capital           (5,805,536)                     (213,428)    (464,864)               678,293    (5,805,536)
    Retained Earnings                    (6,108,187)      (1,092,379)  (1,170,407)     169,518     (7,921)  1,424,287    (6,785,090)
                                        -----------   --------------   ----------    ---------   --------  ----------   -----------
                                        (11,927,223)      (1,071,164)  (1,391,335)    (296,346)    (7,921)  2,089,865   (12,604,126)


Long-Term Debt                          (14,246,820)               0   (2,314,476)    (527,926)             2,842,403   (14,246,820)

  Current Liabilities
    Accounts Payable - Vendors             (176,832)         (41,718)     (40,805)      (6,985)    (1,767)                 (268,107)
    Accounts Payable to Assoc. Co.           (2,010)         (31,909)     567,351      (84,780)   (80,165)   (370,497)       (2,010)
    Accounts Payable - MP&L                  (3,472)               0            0            0                               (3,472)
    Income Taxes Payable - Federal           28,410          (64,617)     (34,380)      67,586                               (3,001)
    Income Taxes Payable - State             94,747            4,873       35,982       13,956                              149,558
    Other Accrued Taxes                     (61,289)          (8,178)     (16,343)      (2,862)      (910)                  (89,581)
    Customer Deposits                       (29,721)        (113,062)    (162,324)                                         (305,107)
    Other Accrued Expenses                 (917,214)        (399,873)    (257,298)    (155,583)                          (1,729,969)
    Current Portion of L-T Debt            (360,924)               0                                                       (360,924)
                                        -----------   --------------   ----------   ----------   --------   ---------   -----------
   Total Current Liabilities             (1,428,306)        (654,482)      92,183     (168,667)   (82,842)   (370,497)   (2,612,612)

   CIAC                                 (14,079,780)      (2,175,226)  (2,620,199)    (112,971)       (75)              (18,988,251)

   Accumulated Deferred Income Taxes        972,228          661,219      160,482       41,695                            1,835,625

   Regulatory Liabilities                    (7,357)               0       (6,309)        (125)                             (13,791)

                                        -----------   --------------   ----------   ----------   --------   ---------   -----------
          Total Liabilities             (40,717,258)      (3,239,654)  (6,079,655)  (1,064,341)   (90,839)  4,561,771   (46,629,975)
                                        ===========   ==============   ==========   ==========   ========   =========   ===========



Exhibit A-6
Page 3 of 3

                                                                  HEATER UTILITIES, INC.
                                                             CONSOLIDATED STATEMENT OF INCOME
                                                            FOR THE YEAR ENDED DECEMBER 31, 1997


                                                 HEATER         LAGRANGE      BROOKWOOD    UPSTATE     EMERGENCY
                                                UTILITIES      WATERWORKS     WATER CORP   HEATER      OPERATIONS       TOTAL
                                               -----------     ----------     ----------  ---------    -----------   ----------
Operating Revenues
     Water                                       5,354,654        871,636     1,528,593     352,611        62,678     8,170,172
     Sewer                                         656,422                                                              656,422
     Other                                         250,176         10,728        81,106      25,354           489       367,853
                                               -----------     ----------     ---------   ---------     ---------    ----------
       Total Operating Revenues                  6,261,253        882,364     1,609,698     377,965        63,167     9,194,447

Operating Revenue Deductions
     Operations and Maintenance                  2,206,151        339,219       475,281     168,407        21,284     3,210,343
     Administrative and General                  1,201,813        278,782       437,029     122,357        20,127     2,060,109
     Taxes Other Than Income                       374,564         53,317        98,095       9,522         3,843       539,341
     Property Taxes                                 59,019         14,618        25,551      22,161           332       121,681
     Depreciation                                1,059,895         80,486       259,816      56,713         9,208     1,466,117
                                               -----------     ----------     ---------   ---------     ---------    ----------
       Total Operating Revenue Deductions        4,901,443        766,422     1,295,772     379,160        54,795     7,397,592

Income From Operations                           1,359,811        115,942       313,927      (1,196)        8,372     1,796,856

Other Income
     Interest Income                               508,229        194,835         8,186       5,504                     716,753
     Other Non-Utility Income                      643,390        117,693        73,217       3,105           200       837,605

Other Income Deductions
     Interest Expense                              766,122         60,779       194,926      54,352         3,881     1,080,061
     Other Non-Utility Deductions                  369,029          1,012         6,992       5,205           254       382,491
                                               -----------     ----------     ---------   ---------     ---------    ----------
Total Other Income and Income Deductions            16,468        250,737      (120,516)    (50,948)       (3,935)       91,807

Net Income (Loss) Before Income Taxes            1,376,279        366,679       193,411     (52,143)        4,437     1,888,663

Estimated Income Taxes                             599,809        126,744        77,340     (19,689)       (1,773)      782,431
                                               -----------     ----------     ---------   ---------     ---------    ----------
Net Profit (Loss)                                  776,470        239,936       116,071     (32,454)        6,210     1,106,232
                                               ===========     ==========     =========   =========     =========    ==========


Exhibit A-7
Page 1 of 3

                                                                                      Minnesota Power - Consolidated
                                                                            MP Automotive Consolidated Working Papers Balance Sheet
                                                                                         Current Period: Dec-97

                                                YTD Dec-97                        MP Automotive
                                               Consolidated     Eliminations        Services          ADESA Corp
                                               ------------    -------------     --------------       -----------
Current Assets
   Cash                                          27,309,000                0                  0        27,309,000
   Accounts Receivable
     Minnesota Power                             89,067,119                0         89,067,119                 0
     ADESA                                                1      (29,194,301)        14,482,407        14,711,895
     Other                                                0                0                  0                 0
     Trade                                       94,055,027                0                  0        94,055,027
     Allow-Doubtful Acct                        (10,653,000)               0                  0       (10,653,000)
   Inventory                                      1,031,000                0                  0         1,031,000
   Notes Receivable                               1,033,079      (19,100,000)        19,100,000         1,033,079
   Prepayments                                    3,010,400                0              4,400         3,006,000
   Other Current Assets                                   0                0                  0                 0
                                               ------------    -------------     --------------       -----------

   Total Current Assets                         204,852,627      (48,294,301)       122,653,927       130,493,001

Investment in Subsidiary                                  1     (272,204,785)       272,204,786                 0
Auto Plant - Net                                161,689,000                0                  0       161,689,000
CWIP                                              5,372,000                0                  0         5,372,000
Deferred Cost                                     7,386,000                0                  0         7,386,000
Goodwill                                        166,987,000                0                  0       166,987,000
Goodwill Amortization                            (9,062,000)               0                  0        (9,062,000)
Intangible Assets                                15,240,000                0                  0        15,240,000
Intangible Amortization                          (5,323,000)               0                  0        (5,323,000)
                                               ------------    -------------     --------------       -----------

   Total Other Assets                           342,289,001     (272,204,785)       272,204,786       342,289,000
                                               ------------    -------------     --------------       -----------

   Total Assets                                 547,141,627     (320,499,086)       394,858,712       472,782,001
                                               ============    =============     ==============       ===========


Exhibit A-7
Page 2 of 3


                                                                                  Minnesota Power - Consolidated
                                                                      MP Automotive Consolidated Working Papers Balance Sheet
                                                                                      Current Period: Dec-97


                                                YTD Dec-97                        MP Automotive
                                               Consolidated     Eliminations        Services          ADESA Corp
                                               ------------    -------------     --------------       -----------
Liabilities and
Stockholder's Equity
   Current Liabilities
     Accounts Payable
       ADESA                                              1      (48,294,301)        14,711,895        33,582,407
       Minnesota Power                           23,495,673                0         23,495,673                 0
       Other                                     46,100,034                0             72,215        46,027,819
     Current Maturities                             439,997                0                  0           439,997
     Notes Payable                                  334,000                0                  0           334,000
     Accrued Income Taxes                         4,537,133                0            878,133         3,659,000
     Accrued Other Taxes                            820,805                0                  0           820,805
     Accrued Other Liabilities                   16,522,188                0                  0        16,522,188
                                               ------------    -------------     --------------       -----------

   Total Current Liabilities                     92,249,830      (48,294,301)        39,157,915       101,386,216
                                               ------------    -------------     --------------       -----------

   Long Term Debt                                98,914,000                0                  0        98,914,000
   Deferred Income Taxes                          1,029,956                0             (9,044)        1,039,000
   Minority Interest                                 70,000                0                  0            70,000
                                               ------------    -------------     --------------       -----------

   Total Other Liabilities                      100,013,956                0             (9,044)      100,023,000
                                               ------------    -------------     --------------       -----------

   Total Liabilities                            192,263,786      (48,294,301)        39,148,871       201,409,216
                                               ------------    -------------     --------------       -----------

Stockholder's Equity
   Common Stock, Without Par
     xxxx Shares Authorized
Issued and Outstanding                          333,035,847     (254,685,780)       333,035,847       254,685,780
   Retained Earnings                             22,673,994      (17,519,005)        22,673,994        17,519,005
   Cum Translation ADJ                             (832,000)               0                  0          (832,000)
                                               ------------    -------------     --------------       -----------

   Total Stockholder's Equity                   354,877,841     (272,204,785)       355,709,841       271,372,785
                                               ------------    -------------     --------------       -----------

Total Liabilities and
   Stockholder's Equity                         547,141,627     (320,499,086)       394,858,712       472,782,001
                                               ============    =============     ==============       ===========


Exhibit A-7
Page 3 of 3

                                                                         Minnesota Power - Consolidated
                                                                 MP Automotive Consolidating Statement of Income
                                                                             Current Period: Dec-97



                                         YTD Dec-97                      MP Automotive
                                        Consolidated     Eliminations      Services         ADESA Corp
                                        ------------    -------------   --------------      -----------
Income

   Auto Redistribution                   254,038,000                0                0      254,038,000

   Equity in Sub Earnings                          0      (13,980,000)      13,980,000                0

   Interest                                7,446,071       (2,030,974)       8,027,045        1,450,000

   Miscellaneous                                   0                0                0                0
                                        ------------    -------------   --------------      -----------
     Total Income                        261,484,071      (16,010,974)      22,007,045      255,488,000
                                        ------------    -------------   --------------      -----------


Expenses

   Direct Auction                        110,287,000                0                0      110,287,000

   Maintenance                             2,067,000                0                0        2,067,000

   Property Taxes                          1,896,000                0                0        1,896,000

   Depreciation/Amortization              13,967,000                0                0       13,967,000

   Interest Expense                        7,874,819       (2,030,974)          26,793        9,879,000

   Adm and General                        91,983,761                0        3,027,761       88,956,000
                                        ------------    -------------   --------------      -----------
     Total Expenses                      228,075,579       (2,030,974)       3,054,553      227,052,000
                                        ------------    -------------   --------------      -----------


Income (Loss) Before Taxes                33,408,492      (13,980,000)      18,952,492       28,436,000

Minority Interest                                  0                0                0                0

Inc Tx (Exp) Benefit                     (16,537,990)               0       (2,081,990)     (14,456,000)
                                        ------------    -------------   --------------      -----------

Net Income (Loss)                         16,870,502      (13,980,000)      16,870,502       13,980,000
                                        ============    =============   ==============      ===========


Exhibit A-8
Page 1 of 1






                               ADESA Corporation

            Consolidating financial statements for ADESA Corporation have been excluded from this exhibit because the majority of the subsidiaries included in this consolidation are not material to Minnesota Power & Light Company. This exhibit was also excluded due to the competitive nature of the business. Summarized consolidated information is included in the consolidating financial statements of MP Automotive Services, Inc. filed as Exhibit A-7.
        nature of the information.

Exhibit A-9
Page 1 of 1






                          RendField Land Company, Inc.

            Consolidating financial statements for RendField Land Company, Inc. have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-10
Page 1 of 1






                        Upper Minnesota Properties, Inc.

            Consolidating financial statements for Upper Minnesota Properties, Inc. have been excluded from this exhibit because each subsidiary within this consolidated group is not material to Minnesota Power & Light Company's consolidating financial statements.

Exhibit A-11
Page 1 of 1


                         Abbreviations Used in Exhibits


Exhibit A
     Minnesota Power & Light Company (Minnesota Power)
     Superior Water, Light and Power Company (SWL&P)
     Consolidated Minnesota Power Enterprises, Inc. (Cons. MP Enterprises) Consolidated MP Water Resources Group, Inc. (Cons. Water Resources) Consolidated MP Automotive Services, Inc. (Cons. MP Automotive) Energy Land, Incorporated (Energy Land)
     MP Real Estate Holdings, Inc. (MP Real Estate)
     Consolidated RendField Land Company, Inc. (CNRD)
     Lakeview Financial Corporation I (LFCI)
     MP&L Capital I (MPC1)

Exhibit A-1
     Minnesota Power Enterprises, Inc. (MP Enterprises)
     BNI Coal, Ltd. (BNI Coal)
     Consolidated Minnesota Power Services Group, Inc. (Consol Services) Rainy River Energy Corporation (Rainy River)
     Consolidated Upper Minnesota Properties, Inc. (Consol UMPI)
     Synertec, Incorporated (Synertec)
     Minnesota Power Telecom, Inc. (MP Telecom)
     MP Affiliate Resources, Inc. (MP Affiliates)

Exhibit A-2
     No abbreviations used

Exhibit A-3
     MP Water Resources Group, Inc. (MP Water Resources)
     Florida Water Services Corporation (Florida Water Res)
     Heater Utilities, Inc. (Heater)
     Instrumentation Services, Inc. (ISI)
     Lehigh Acquisition Corporation (LAC)
     Florida Gas Services Corporation (Florida Gas Services)

Exhibit A-4
     No abbreviations used

Exhibit A-5
     Interlachen Lake Estates, Inc. (Interlachen Lake Estates)
     SRC of Florida, Inc. (SRC of Florida)

Exhibit A-6
     Heater Utilities, Inc. (Heater Utilities)
     LaGrange Waterworks Corporation (LaGrange Waterworks)
     Upstate Heater Utilities, Inc. (Upstate Heater Utilities)

Exhibit A-7
     MP Automotive Services, Inc. (MP Automotive Services)
     ADESA Corporation (ADESA Corp)

Exhibit A-8, A-9, A-10
     No abbreviations used